Exhibit 2.1
FORM OF
STOCK PURCHASE AGREEMENT
among
COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
as Buyer,
COMPASS GROUP INVESTMENTS, INC.
and
COMPASS CS PARTNERS, L.P.
COMPASS CS II PARTNERS, L.P.
COMPASS CROSMAN PARTNERS, L.P.
COMPASS ADVANCED PARTNERS, L.P.,
and
COMPASS SILVUE PARTNERS, LP,
as Sellers
Dated ●, 2006

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (“Agreement”) is made as of —, 2006, by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company (“Buyer”), Compass Group Investments, Inc., a Bahamian International Business Company (“CGI”), and Compass CS Partners, L.P., a Bahamian limited partnership (“CS”), Compass CS II Partners, L.P., a Bahamian limited partnership (“CSII”), Compass Crosman Partners, L.P., a Bahamian limited partnership (“Crosman Partners”), Compass Advanced Partners, L.P., a Bahamian limited partnership (“Advanced Partners”), and Compass Silvue Partners, LP, a Bahamian limited partnership (“Silvue Partners” and, together with CS, CSII, Crosman Partners and Advanced Partners, the “Sellers” and each a “Seller”).
RECITALS
     A. The Buyer is wholly-owned by Compass Diversified Trust, an entity which has filed a registration statement with the Securities and Exchange Commission for the initial public offering of its shares (the “Offering”).
     B. CGI wholly-owns, indirectly, each of the Sellers.
     C. CS and CSII, together, are the majority stockholders of CBS Personnel Holdings, Inc., a Delaware corporation (“CBS Personnel”). CS owns, and holds of record, 2,086,292 shares of Class A common stock, par value $0.001 per share, of CBS Personnel and 1,675,904 shares of Class B common stock, par value $0.001 per share, of CBS Personnel (825,037 of which Class B common stock (the “CS Redeemed Shares”) will be redeemed by CBS as part of the Ancillary Transactions) (collectively, the “CS Owned Shares”). CSII owns, and holds of record, 744,617 shares of Class A common stock, par value $0.001 per share, of CBS Personnel and 598,148 shares of Class B common stock, par value $0.001 per share, of CBS Personnel (collectively, the “CSII Owned Shares”). CS and CSII also own vested, in-the-money warrants (collectively, the “CBS Warrants”), which warrants shall be exercised prior to or concurrent with the Closing, entitling them to purchase 17,287.16 and 6,169.99 shares, respectively, of Class B common stock of CBS Personnel (the “CBS Warrant Shares” and, together with the CS Owned Shares and the CSII Owned Shares, the “CBS Shares”).
     D. Crosman Partners is the majority stockholder of Crosman Acquisition Corporation, a Delaware corporation (“Crosman”), and owns, and holds of record, 428,292 shares of common stock, par value $0.01 per share, of Crosman (the “Crosman Shares”). Crosman Partners also owns a contingent warrant (the “Crosman Contingent Warrant”) entitling it to purchase [ — ]shares of Crosman common stock, which warrant shall not be exercised prior to Closing.
     E. Advanced Partners is the majority stockholder of Compass AC Holdings, Inc., a Delaware corporation (“Advanced Circuits”), and owns, and holds of record, 882,120 shares of Series B common stock, par value $0.01 per share, of Advanced Circuits (the “Advanced Circuits Shares”).
     F. Silvue Partners is the majority stockholder of Silvue Technologies Group, Inc., a Delaware corporation (“Silvue”), and owns, and holds of record, 1,716 shares of Series A common stock, par value $0.01 per share of Silvue, 4,901.4 shares of Series B common stock, par value $0.01 per share, of Silvue and 21,521.844 shares of Series A convertible preferred stock, par value $0.01 per share, of Silvue (collectively, the “Silvue Shares”). The CBS Shares (other than the CS Redeemed Shares), the Crosman Shares, the Advanced Circuits Shares and the Silvue Shares are collectively referred to herein as the “Shares”.

     G. CGI and the Sellers desire that the Sellers sell, and Buyer desires to purchase, all of the Shares and the Crosman Contingent Warrant for the consideration and on the terms set forth in this Agreement.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
1. DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
     “ACI Purchase Agreement” — the Stock and Membership Interest Purchase Agreement dated September 20, 2005 by and between Advanced Partners, Advanced Circuits, Advanced Circuits, Inc., RJCS LLC and each of the sellers party thereto.
     “Acquired Companies” — collectively, CBS Personnel, Crosman, Advanced Circuits and Silvue; each of which is an “Acquired Company”.
     “Advanced Circuits” — as defined in the Recitals of this Agreement.
     “Advanced Circuits Shares” — as defined in the Recitals of this Agreement.
     “Advanced Circuits Indemnification Cap” — as defined in Section 11.4(b).
     “Advanced Circuits Threshold Amount” — as defined in Section 11.4(b).
     “Advanced Partners” — as defined in the Preamble to this Agreement.
     “Affiliate” — with respect to any Person, (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, and (b) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Ancillary Transactions” — the transactions by which (i) Buyer acquires from the Persons identified on Schedule 2 hereto as minority stockholders in the Acquired Companies the shares of capital stock identified on Schedule 2 for the purchase prices set forth in Schedule 2, which transactions shall otherwise be pursuant to purchase agreements substantially in the form attached hereto as Exhibit A, and (ii) CBS Personnel redeems the CS Redeemed Shares.
     “Applicable Contract” — with respect to a particular Person, any Contract (a) under which such Person or its Subsidiaries has or may acquire any rights, (b) under which such Person or its Subsidiaries has or may become subject to any obligation or liability, or (c) by which such Person or any of its Subsidiaries or any of the assets owned or used by any of them is or may become bound.
     “Balance Sheet” — (a) with respect to CBS Personnel, as defined in Section 3.4; (b) with respect to Crosman, as defined in Section 4.4; (c) with respect to Advanced Circuits, as defined in Section 5.4; and (d) with respect to Silvue, as defined in Section 6.4.

     “Best Efforts” - the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a Materially Adverse Change in the benefits to such Person of this Agreement and the Contemplated Transactions.
     “Breach” - a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or of any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach or violation of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, violation, failure, claim, occurrence, or circumstance.
     “Buyer” - as defined in the Preamble to this Agreement.
     “Buyer’s Allocable Percentage” — with respect to each of the Acquired Companies, the percentage specified for such Acquired Company in Schedule 1 hereto.
     “Buyer Indemnification Cap” — as defined in Section 11.6(c).
     “Buyer Indemnified Persons” -as defined in Section 11.2(a).
     “Buyer Threshold Amount” — as defined in Section 11.6(c).
     “CBS Indemnification Cap” — as defined in Section 11.6(b).
     “CBS Personnel” — as defined in the Recitals of this Agreement.
     “CBS Shares” — as defined in the Recitals of this Agreement.
     “CBS Threshold Amount” — as defined in Section 11.2(b).
     “CBS Warrant Shares” — as defined in the Recitals of this Agreement.
     “CBS Warrants” — as defined in the Recitals of this Agreement.
     “CGI” — as defined in the Preamble to this Agreement.
     “CGI’s Allocable Share” - with respect to each of the Acquired Companies, the percentage specified for such Acquired Company in Schedule 1 hereto.
     “Closing” - as defined in Section 2.3.
     “Closing Date” - the date and time as of which the Closing actually takes place.
     “Company Plan” - with respect to each Acquired Company, all Plans of which such Acquired Company or any of its Subsidiaries or an ERISA Affiliate of any of them is or is required to be a Plan Sponsor, or to which such Acquired Company or any of its Subsidiaries or an ERISA Affiliate of any of them otherwise contributes or is required to contribute, or in which such Acquired Company or any of its Subsidiaries or an ERISA Affiliate of any of them otherwise participates or is required to participate or with respect to or which such Acquired Company or any of its Subsidiaries or an ERISA Affiliate of any

of them could have any liability, actual or contingent. All references to Plans are to Company Plans unless the context requires otherwise.
     “Consent” - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
     “Contemplated Transactions” - all of the transactions contemplated by this Agreement, including:
     (a) the sale of the Shares by Sellers to Buyer;
     (b) the performance by Buyer and the Sellers of their respective covenants and obligations under this Agreement;
     (c) the consummation of the Ancillary Transactions; and
     (d) Buyer’s acquisition and ownership of the Shares and exercise of control over CBS Personnel, Crosman, Advanced Circuits and Silvue.
     “Contract” - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Crosman” - as defined in the Recitals of this Agreement.
     “Crosman Contingent Warrant” - as defined in the Recitals of this Agreement.
     “Crosman Guaranty” - the Guaranty dated February 10, 2004 by Crosman Partners and Norwest Mezzanine Partners, LP, a Minnesota limited partnership in favor of SBIC Partners, L.P. and those certain other Persons a party thereto.
     “Crosman Indemnification Cap” - as defined in Section 11.3(b).
     “Crosman Shares” - as defined in the Recitals of this Agreement.
     “Crosman Partners” - as defined in the Preamble to this Agreement.
     “Crosman Threshold Amount” - as defined in Section 11.3(b).
     “CS” - as defined in the Preamble to this Agreement.
     “CS Owned Shares” - as defined in the Recitals of this Agreement.
     “CS Redeemed Shares” - as defined in the Recitals of this Agreement.
     “CSII” - as defined in the Preamble to this Agreement.
     “CSII Owned Shares” - as defined in the Recitals of this Agreement.
     “Damages” - the amount of any loss, liability, claim, damage (excluding incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorneys’ fees, but excluding any actual or claimed diminution of value), whether or not involving a third-party claim, suffered or incurred by, for purposes of Sections 11.2, 11.3, 11.4 and 11.5, Buyer Indemnified Persons and, for purposes of Section 11.6, CGI and Sellers. For purposes of this Agreement,

Damages, when determined by reference to losses, liabilities, damages and/or expenses of, or claims against, an Acquired Company, will be deemed suffered or incurred by Buyer Indemnified Persons only to the extent of Buyer’s Allocable Percentage thereof.
     “Disclosure Letter” - the disclosure letter delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement.
     “Encumbrance” - any charge, claim, community property interest, condition, deed of trust, easement, encumbrance, equitable interest, lien, lease, mortgage, option, pledge, security interest, right of first refusal, proxy, servitude or similar restriction, including any restriction on use, voting (including any such restriction imposed under any voting trust), transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person or entity, including Buyer, alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or Damages arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the applicable Acquired Company or (b) circumstances forming the basis of any violation of any Environmental Law.
     “Environmental Laws” shall mean all federal, state, local and foreign Legal Requirements relating to pollution or protection of human health or the environment, including Legal Requirements relating to Releases or Threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and all Legal Requirements with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
     “ERISA”- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law, as may be amended from time to time.
     “ERISA Affiliate” - with respect to each Acquired Company, such Acquired Company or any of its Subsidiaries, any other Person that, together with such Acquired Company or any of its Subsidiaries, would be treated as a single employer under IRC § 414.
     “Estimated Net Working Capital” - as defined in Section 2.5(b).
     “Facilities” - with respect to any Person, any real property, leaseholds, or other interests currently or formerly owned or operated by such Person or its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by such Person or its Subsidiaries.
     "GAAP” — United States generally accepted accounting principles as of the date hereof, consistently applied.
     “Governmental Authorization” - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     “Governmental Body” - any:
     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
     (b) federal, state, local, municipal, foreign, or other government;
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
     (d) multi-national organization or body; or
     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Hazardous Materials” shall mean all materials regulated by Legal Requirement as capable of causing harm or injury to human health or the environment, including (a) any hazardous substances within the meaning of Section 101(14) of CERCLA, 42 U.S.C. § 9601(14), or any pollutant or constituent that is regulated under any Environmental Law, (b) friable asbestos containing material, (c) polychlorinated biphenyls, (d) highly toxic materials as defined by OSHA in 29 C.F.R. § 1910.1200, (e) radioactive materials and (f) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.
     “Historical Claim” - as defined in Section 8.1(a).
     “Historical Claim Notice” - as defined in Section 8.1(a).
     “Historical Purchase Agreement” - as defined in Section 8.1(a).
     “HSR Act” - the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
“Interim Balance Sheet” - with respect to Crosman, as defined in Section 4.4
     “IRC” - the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
     “IRS” - the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge” - with respect to any Person, the actual knowledge such Person or, if such Person is a corporation, the actual knowledge of each individual who is serving, or who has at any time served, as a director or chief executive officer of that corporation or, if such Person is a limited partnership, the actual knowledge of each individual who is serving, or who has at any time served, as a director, chief executive officer or manager of the general partner of that limited partnership.
     “Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     “Material Adverse Effect” or “Material Adverse Change” - with respect to a particular Person (the “Principal”), any effect or change that would be materially adverse to the business of the Principal and its Subsidiaries, or to the ability of the Principal or its Subsidiaries to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of the Principal and its Subsidiaries, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, and (b) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof.
     “Net Working Capital” - with respect to each Acquired Company and its Subsidiaries at any time, the excess, calculated on a consolidated basis in accordance with GAAP, of (i) all current assets (exclusive of deferred income taxes) of such Acquired Company and its Subsidiaries at such time, over (ii) all current liabilities (exclusive of current maturities on long-term debt and deferred income taxes) of such Acquired Company and its Subsidiaries at such time, including, in the case of CBS Personnel, all workers compensation liabilities, whether short-term or long-term.
     “Offering” - as defined in the Recitals of this Agreement.
     “Order” - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if-
     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-today operations of such Person; and
     (b) such action does not require authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).
     “Organizational Documents” - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
     “Pension Plan” — has the meaning given in ERISA § 3(2)(A).
     “Person” - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     “Plan” - has the meaning given in ERISA § 3(3).
     “Pre-Adjustment Purchase Price” - as defined in Section 2.2.
     “Proceeding” - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” - as defined in Section 2.2.
     “Purchase Price Adjustment” - as defined in Section 2.5(c).
     “Related Person” - with respect to a particular individual:
     (a) each other member of such individual’s Family;
     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
     (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
     (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).
     With respect to a specified Person other than an individual:
     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
     (b) any Person that holds a Material Interest in such specified Person;
     (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);
     (d) any Person in which such specified Person holds a Material Interest;
     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
     (f) any Related Person of any individual described in clause (b) or (c).
     For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 51% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 51% of the outstanding equity securities or equity interests in a Person.

     “Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata), or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
     “Representative” - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Securities Act” - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Seller” and “Sellers” - as defined in the Preamble to this Agreement.
     “Shares” - as defined in the Recitals of this Agreement.
     “Silvue” - as defined in the Recitals of this Agreement.
     “Silvue Indemnification Cap” - as defined in Section 11.5(b).
     “Silvue Partners” - as defined in the Preamble to this Agreement.
     “Silvue Purchase Agreement” - the Stock Purchase Agreement dated September 2, 2004 by and among Silvue, Dow Corning Enterprises, inc., Pilkington plc and SDC Technologies, Inc.
     “Silvue Shares” - as defined in the Recitals of this Agreement.
     “Silvue Threshold Amount” - as defined in Section 11.5(b).
     “Subsidiary” - with respect to any Person (the “Owner”), each other Person that is a corporation, joint venture, trust, partnership, limited liability company or any other entity (i) of which the securities or other interests having the power to elect a majority of that other Person’s board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), or (ii) over which the Owner has, directly or indirectly, the power to direct its business and policies.
     “Tax” - any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
     “Tax Return” - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Threatened” - a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
2. SALE AND TRANSFER OF SHARES; CLOSING
     2.1 Purchase and Sale
     Subject to the terms and conditions of this Agreement, at the Closing, (a) the Sellers will sell and transfer to Buyer, and Buyer will purchase from the Sellers, the Shares and (b) Crosman Partners will sell and transfer to Buyer, and Buyer will purchase and assume from Crosman Partners, the Crosman Contingent Warrant.
     2.2 Purchase Price
     The purchase price for the CBS Shares (exclusive of the CS Redeemed Shares), the Crosman Shares and the Crosman Contingent Warrant, the Advanced Circuits Shares and the Silvue Shares will be (in each case subject to any adjustment required by Section 2.5) $[65,389,906] (which amount includes $[10,519,634] to be used by CBS Personnel to redeem the CS Redeemed Shares) (determined pursuant to methodology set forth in Exhibit B), $[25,038,978] (determined pursuant to methodology set forth in Exhibit B), $[32,233,723] (determined pursuant to methodology set forth in Exhibit B) and $[23,424,449] (determined pursuant to methodology set forth in Exhibit B), respectively, aggregating $[146,087,056] (the “Pre-Adjustment Purchase Price”). The aggregate adjusted purchase price for all the Shares and the Crosman Contingent Warrant will be the Pre-Adjustment Purchase Price plus or minus, as the case may be, the Purchase Price Adjustment (the “Purchase Price”).
     2.3 Closing
     The purchase and sale of the Shares and the consummation of each of the Ancillary Transactions (the “Closing”) will take place at the offices of Buyer’s counsel at —, at 10:00 a.m. (local time) on the date of this Agreement.
     2.4 Closing Obligations
     At the Closing:
     (a) CGI, CS and CSII will deliver, or cause to be delivered, to Buyer:
     (i) certificates representing the CBS Shares (exclusive of the CS Redeemed Shares), duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;
     (ii) a certificate, dated as of the Closing Date, executed on behalf of CGI, CS and CSII by authorized officers of each, representing and warranting to Buyer that the conditions specified in Section 9.1 and Section 9.2 (as such conditions relate to the representations and warranties in Section 3 and the covenants and obligations in respect of CBS Personnel and the CBS Shares) have been fulfilled;
     (iii) all books and records of CBS Personnel and its Subsidiaries within the possession or control of CGI, CS or CSII;

     (iv) a certificate of good standing for CBS Personnel, dated of recent date, from the Secretary of State of the State of Delaware, and a certificate of good standing or its equivalent for each Subsidiary of CBS Personnel, each dated of recent date, from the Secretary of State of the state of its organization or formation;
     (v) copies of CS’s and CSII’s Organizational Documents and the resolutions adopted by the applicable governing body of each of them authorizing the execution, delivery and performance by it of this Agreement and the sale of the CBS Shares to Buyer, accompanied by the certificate of an authorized representative of each of CS and CSII certifying that its Organizational Documents and authorizing resolutions remain in full force and effect and that the representatives named in the certificate are authorized to execute and deliver this Agreement on its behalf;
     (vi) copies of the Organizational Documents of CBS Personnel, accompanied by a certificate of an authorized representative of CBS Personnel, CS or CSII certifying that such Organizational Documents remain in full force and effect;
     (vii) a copy of the resolutions adopted by the Board of Directors of CBS Personnel authorizing the redemption by it of the CBS Redeemed Shares, accompanied by the certificate of an authorized representative of CBS Personnel certifying that such authorizing resolutions remain in full force and effect;
     (viii) a copy of the written consent of CBS Personnel to the assignment by Kilgore Consulting II LLC of its interests in that certain Management Services Agreement, dated as of October 13, 2000 and between Kilgore Consulting II LLC and Compass CS, Inc. (now known as CBS Personnel), to Compass Group Management LLC ; and
     (ix) a copy of the written consent of Robert Lee Brown, in his capacity as a shareholder of CBS Personnel under that certain Shareholders’ Agreement, dated December 13, 2000 and amended September 30, 2004, to the sale by CS and CSII to the Buyer of the CBS Shares;
     (b) CGI and Crosman Partners will deliver, or cause to be delivered, to Buyer:
     (i) certificates representing the Crosman Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;
     (ii) the Crosman Contingent Warrant, with such acknowledgments of transfer from Crosman as Buyer may reasonably request;
     (iii) a certificate, dated as of the Closing Date, executed on behalf of CGI and Crosman Partners by authorized officers of each, representing and warranting to Buyer that the conditions specified in Section 9.1 and Section 9.2 (as such conditions relate to the representations and warranties in Section 4 and the covenants and obligations in respect of Crosman and the Crosman Shares) have been fulfilled;
     (iv) all books and records of Crosman and its Subsidiaries within the possession or control of CGI, CS or CSII;
     (v) a certificate of good standing for Crosman, dated of recent date, from the Secretary of State of the State of Delaware, and a certificate of good standing or its equivalent for each Subsidiary of Crosman, each dated of recent date, from the Secretary of State of the state of its organization or formation;
     (vi) copies of Crosman Partners’ Organizational Documents and the resolutions adopted by its applicable governing body authorizing the execution, delivery and performance by it of this Agreement and the sale of the Crosman Shares to Buyer, accompanied by the certificate of an authorized representative of Crosman Partners certifying that its Organizational Documents and authorizing resolutions remain in full force and effect and that the representatives named in the certificate are authorized to execute and deliver this Agreement on its behalf;
     (vii) copies of the Organizational Documents of Crosman, accompanied by a certificate of an authorized representative of Crosman or Crosman Partners certifying that such Organizational Documents remain in full force and effect; and
     (viii) a copy of the written consent of Crosman Corporation to the assignment by Kilgore Consulting III LLC of its rights under and interests in that certain Management Services Agreement, dated as of February 10, 2004 and between Kilgore Consulting III LLC and Crosman Corporation, to Compass Group Management LLC;
     (c) CGI and Advanced Partners will deliver, or cause to be delivered, to Buyer:
     (i) certificates representing the Advanced Circuits Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;
     (ii) a certificate, dated as of the Closing Date, executed on behalf of CGI and Advanced Partners by authorized officers of each, representing and warranting to Buyer that the conditions specified in Section 9.1 and Section 9.2 (as such conditions relate to the representations and warranties in Section 5 and the covenants and obligations in respect of Advanced Circuits and the Advanced Circuits Shares) have been fulfilled;
     (iii) a certificate of good standing for Advanced Circuits, dated of recent date, from the Secretary of State of the State of Delaware, and a certificate of good standing or its equivalent for each Subsidiary of Advanced Circuits, each dated of recent date, from the Secretary of State of the state of its organization or formation;
     (iv) copies of Advanced Partners’ Organizational Documents and the resolutions adopted by its applicable governing body authorizing the execution, delivery and performance by it of this Agreement and the sale of the Advanced Circuits Shares to Buyer, accompanied by the certificate of an authorized representative of Advanced Partners certifying that its Organizational Documents and authorizing resolutions remain in full force and effect and that the representatives named in the certificate are authorized to execute and deliver this Agreement on its behalf;
     (v) copies of the Organizational Documents of Advanced Circuits, accompanied by a certificate of an authorized representative of Advanced Circuits or Advanced Partners certifying that such Organizational Documents remain in full force and effect; and
     (vi) a copy of the written consent of Advanced Circuits, Inc. to the assignment by WAJ, LLC of its rights under and interests in that certain Management Services

Agreement, dated as of September 20, 2005 and between WAJ, LLC and Advanced Circuits, Inc., to Compass Group Management LLC;
     (d) CGI and Silvue Partners will deliver, or cause to be delivered, to Buyer:
     (i) certificates representing the Silvue Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;
     (ii) a certificate, dated as of the Closing Date, executed on behalf of CGI and Silvue Partners by authorized officers of each, representing and warranting to Buyer that the conditions specified in Section 9.1 and Section 9.2 (as such conditions relate to the representations and warranties in Section 6 and the covenants and obligations in respect of Silvue and the Silvue Shares) have been fulfilled;
     (iii) a certificate of good standing for Silvue, dated of recent date, from the Secretary of State of the State of Delaware, and a certificate of good standing or its equivalent for each Subsidiary of Silvue, each dated of recent date, from the Secretary of State of the state of its organization or formation;
     (iv) copies of Silvue Partners’ Organizational Documents and the resolutions adopted by its applicable governing body authorizing the execution, delivery and performance by it of this Agreement and the sale of the Silvue Shares to Buyer, accompanied by the certificate of an authorized representative of Silvue Partners certifying that its Organizational Documents and authorizing resolutions remain in full force and effect and that the representatives named in the certificate are authorized to execute and deliver this Agreement on its behalf;
     (v) copies of the Organizational Documents of Silvue, accompanied by a certificate of an authorized representative of Silvue or Silvue Partners certifying that such Organizational Documents remain in full force and effect;
     (vi) a copy of the written consent of SDC Technologies, Inc. to the assignment by Kilgore Consulting III LLC of its rights under and interests in that certain Management Services Agreement, dated as of February 10, 2004 and between Kilgore Consulting III LLC and SDC Technologies, Inc., to Compass Group Management LLC; and
     (vii) a copy of the written consent of each shareholder (other than Silvue Partners) of Silvue that is a party to that certain Shareholders’ Agreement, dated September 2, 2004, to the sale by Silvue Partners to the Buyer of the CBS Shares;
     (e) Buyer will deliver, or cause to be delivered, to or as directed in writing by CGI:
     (i) by wire transfer to such account or accounts as specified in writing by CGI, immediately available funds in the amount of the Purchase Price;
     (ii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date;
     (iii) a certificate of good standing for Purchaser, dated of recent date, from the Secretary of State of the State of Delaware;

     (iv) a copy of Buyer’s Organizational Documents and the resolutions adopted by its Board of Directors authorizing the execution, delivery and performance by it of this Agreement and the purchase by it of the Shares, accompanied by the certificate of the Secretary of Buyer certifying that its Organizational Documents and authorizing resolutions remain in full force and effect and that the representatives named in the certificate are authorized to execute and deliver this Agreement on its behalf; and
     (v) such other documents and instruments as may be reasonably required by CGI or the Sellers to consummate the purchase of the Shares;
     (f) CGI will deliver, or cause to be delivered, to or as directed in writhing by Buyer:
     (i) an fully executed copy of each agreement pursuant to which an Ancillary Transaction is consummated;
     (ii) a copy of CGI’s Memorandum and Articles of Association and the resolutions adopted by its applicable governing body authorizing the execution, delivery and performance by it of this Agreement, accompanied by the certificate of the Secretary or other authorized officer of CGI certifying that such certificate of incorporation and authorizing resolutions remain in full force and effect and that the representatives named in the certificate are authorized to execute and deliver this Agreement on its behalf;
     (iii) a certificate of good standing (or its equivalent) for CGI, dated of recent date, from the Registrar’s Office of the Commonwealth of the Bahamas; and
     (iv) such other documents and instruments as may be reasonably required by Buyer to consummate, or evidence the consummation of, the Contemplated Transactions.
     2.5 Net Working Capital; purchase price adjustment
     (a) Net Working Capital Range; Mid-Point. CGI, the Sellers and the Buyer hereby acknowledge and agree that the Pre-Adjustment Purchase Price assumes that, on the Closing Date, the Net Working Capital for each of CBS Personnel, Crosman, Advanced Circuits and Silvue will be an amount that falls within the range of values set forth opposite the applicable Acquired Company’s name in the table below:

Net Working Capital Range
	Low-End	High-End	Mid-Point
CBS Personnel	[$13,787,000]	[$15,239,000]	[$14,513,000]
Crosman	[$20,292,000	[$22,428,000]	[$21,360,000]
Advanced Circuits	[$124,000]	[$152,000]	[$138,000]
Silvue	[$1,213,000]	[$1,483,000]	[$1,348,000]
     (b) Estimated Closing Net Working Capital. Prior to Closing, CGI and the Buyer shall agree on an estimate of the actual Net Working Capital as of the Closing Date for each of the Acquired Companies (with respect to each Acquired Company, the “Estimated Net Working Capital”), and shall jointly prepare a certificate, to be executed by CGI, the Sellers and the Buyer, setting forth such agreed upon estimates.

     (c) Adjustment to Purchase Price. With respect to each Acquired Company:
     (i) if such Acquired Company’s Estimated Net Working Capital exceeds the “high-end” value of the applicable Net Working Capital range set forth within the table contained in Section 2.5(a), then the Pre-Adjustment Purchase Price (together with the portion thereof applicable to such Acquired Company) shall be increased, dollar-for-dollar, in an amount equal to the product of (x) Buyer’s Allocable Percentage for such Acquired Company, multiplied by (y) CGI’s Allocable Share for such Acquired Company, multiplied by (z) the amount obtained upon subtracting the “mid-point” (as identified in the table contained in Section 2.5(a)) of the Net Working Capital range for such Acquired Company from such Estimated Net Working Capital for such Acquired Company; or
     (ii) if such Acquired Company’s Estimated Net Working Capital is less than the “low-end” value of the applicable Net Working Capital range set forth within the table contained in Section 2.5(a), then the Pre-Adjustment Purchase Price (together with the portion thereof applicable to such Acquired Company) shall be decreased, dollar-for-dollar, in an amount equal to the product of (x) Buyer’s Allocable Percentage for such Acquired Company, multiplied by (b) CGI’s Allocable Share for such Acquired Company, multiplied by (z) the amount obtained upon subtracting such Estimated Net Working Capital for such Acquired Company from the “mid-point” (as identified in the table contained in Section 2.5(a)) of the Net Working Capital range for such Acquired Company.
The aggregate of such increases and/or decreases, if any, to the Pre-Adjustment Purchase Price is referred to in this Agreement as the “Purchase Price Adjustment”. Upon Closing, the Purchase Price Adjustment shall be final and binding on all the parties hereto.
3. REPRESENTATIONS AND WARRANTIES OF CGI, CS AND CSII IN RESPECT OF CBS PERSONNEL
     Except as otherwise set forth in the Disclosure Letter to this Agreement, CGI, CS and CSII, jointly and severally, hereby represent and warrant to Buyer as follows:
     3.1 Organization and Good Standing
     (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each of CBS Personnel and its Subsidiaries of its name and its jurisdiction of incorporation or organization. Each of CBS Personnel and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its material obligations under Applicable Contracts.
     (b) Each of CBS Personnel and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on CBS Personnel and its Subsidiaries taken as a whole.
     (c) Except as disclosed in Part 3.1 of the Disclosure Letter, CBS Personnel has no Subsidiaries and no ownership interest in any corporation, joint venture, trust, partnership, limited liability company or any other entity.

     (d) CGI, CS and CSII have delivered or made available to Buyer copies of the Organizational Documents of each of CBS Personnel and its Subsidiaries, as currently in effect.
     3.2 Authority; No Conflict
     (a) This Agreement constitutes the legal, valid, and binding obligation of CGI, CS and CSII, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. Each of CGI, CS and CSII has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by each of CGI, CS and CSII of this Agreement and any related agreements to which they are parties and the consummation by each of them of the Contemplated Transactions and any transactions contemplated by such related agreements (to the extent applicable to them) have been duly authorized and approved and no other action with respect to CGI, CS and CSII is necessary to authorize this Agreement, such related agreements or such transactions contemplated hereby or thereby.
     (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
     (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of CGI, CS or CSII, or (B) any resolution adopted by the board of directors or the stockholders or other equity holders of any of CGI, CS and CSII;
     (ii) contravene, conflict with, or result in a violation in any material respect of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of CBS Personnel and its Subsidiaries or CGI, CS or CSII, or any of the assets owned or used by any of CBS Personnel and its Subsidiaries, may be subject;
     (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by any of CBS Personnel and its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by, any of CBS Personnel and its Subsidiaries;
     (iv) contravene, conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract of CBS Personnel or its Subsidiaries; or
     (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the CBS Shares or to any of the assets owned or used by any of CBS Personnel and its Subsidiaries.
     Except as set forth in Part 3.2 of the Disclosure Letter, none of CGI, CS, CSII, CBS Personnel or any of its Subsidiaries is or will be required (x) to give any notice to or (y) obtain any Governmental Authorization or other material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 Capitalization; Title to Shares
     (a) The authorized equity securities of CBS Personnel consist of (a) 5,000,000 shares of Class A common stock, par value $0.001 per share, of which 2,830,909 shares are issued and outstanding, (b) 5,000,000 shares of Class B common stock, par value $0.001 per share, of which 3,548,384 shares are issued and outstanding, and (c) 2,000,000 shares of Class C common stock, par value $0.001 per share, of which [249,833] shares are issued and outstanding. CS is and will be on the Closing Date the record and beneficial owner, and holder of the CS Owned Shares, free and clear of all Encumbrances. CSII is and will be on the Closing Date the record and beneficial owner, and holder of the CSII Owned Shares, free and clear of all Encumbrances. All of the CBS Shares were duly authorized and validly issued and are fully paid and nonassessable. None of the CBS Shares was issued in violation of the Securities Act or any other Legal Requirement.
     (b) Except as set forth in Part 3.3(b) of the Disclosure Letter, all the outstanding equity securities of each Subsidiary of CBS Personnel are owned of record and beneficially by one or more of CBS Personnel or its Subsidiaries, free and clear of all Encumbrances.
     3.4 CBS Financial Statements
     CGI has delivered to Buyer or caused the delivery to Buyer of audited consolidated balance sheets of CBS Personnel and its Subsidiaries as at each of December 31, 2005 (including the notes thereto, the “Balance Sheet”) and December 31, 2004, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of the independent certified public accountants (collectively, the “CBS Financial Statements”). The CBS Financial Statements fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of CBS Personnel and its Subsidiaries as at the respective dates thereof and for the periods referred to therein, and were prepared in accordance with GAAP. The CBS Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes thereto.
     3.5 Title to Properties; Encumbrances
     CBS Personnel and its Subsidiaries own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in its Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of such Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by them since the date of such Balance Sheet (except for personal property acquired and sold since the date of such Balance Sheet in the Ordinary Course of Business and consistent with past practice). All such material owned properties and assets are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on such Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of such Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current Taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any of CBS Personnel and its

Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by CBS Personnel and its Subsidiaries lie wholly within the boundaries of the real property owned by CBS Personnel and its Subsidiaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
     3.6 Condition and Sufficiency of Assets
     The buildings, plants, structures, and equipment of CBS Personnel and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, equipment, tangible and intangible assets and other assets of CBS Personnel and its Subsidiaries are sufficient for the continued conduct of the businesses of CBS Personnel and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.
     3.7 Compliance with Legal Requirements
     To the Knowledge of CGI, CS and CSII, each of CBS Personnel and its Subsidiaries is in compliance with all applicable Legal Requirements of any Governmental Authority (and all agencies thereof), except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on CBS Personnel and its Subsidiaries taken as a whole.
     3.8 Absence of Certain Changes and Events
     Since the date of its Balance Sheet, and except as set forth in Part 3.8 of the Disclosure Letter, (a) the businesses of CBS Personnel and its Subsidiaries have been conducted in the Ordinary Course of Business on a basis consistent with past practice, and (b) there has not been any Material Adverse Change in the assets or the results of operations of the businesses of CBS Personnel and its Subsidiaries taken as a whole.
     3.9 Certain Payments
     None of CBS Personnel and its Subsidiaries nor any director, officer, agent, or employee of any of CBS Personnel and its Subsidiaries, nor to the Knowledge of CGI, CS and CSII any other Person associated with or acting for or on behalf of any of CBS Personnel and its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of CBS Personnel and its Subsidiaries or any Affiliate of CBS Personnel and its Subsidiaries, or (iv) in violation of any Legal Requirement, and (b) established or maintained any fund or asset that has not been recorded in the books and records of CBS Personnel and its Subsidiaries.
     3.10 Relationships with Related Persons
     Except as set forth in Part 3.10 of the Disclosure Letter, none of CGI, CS and CSII nor any of their Affiliates has been involved in any business arrangement or relationship with CBS Personnel or any its Subsidiaries within the past twelve months (other than business dealings or transactions that provide for payments or receipts of an amount or value less than $50,000), and none of CGI, CS and CSII nor any of their Affiliates owns any material asset, tangible or intangible, that is used in the business of CBS Personnel or any its Subsidiaries.
     3.11 Brokers or Finders
     CGI, CS and CSII and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     3.12 Legal Proceedings
     Except as set forth in Part 3.12 of the Disclosure Letter, there is no Proceeding that is pending against CBS Personnel or its Subsidiaries or that challenges any of the Contemplated Transactions. To the Knowledge of CGI, CS and CSII, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.
     3.13 Insurance
     Except as set forth in Part 3.13 of the Disclosure Letter, to the Knowledge of CGI, CS and CSII, all policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to CBS Personnel and its Subsidiaries and their respective directors, officers, managers and employees:
          (a) are valid, outstanding, and enforceable;
          (b) are issued by an insurer that is financially sound and reputable;
          (c) taken together, provide adequate insurance coverage for the assets and the operations of CBS Personnel and its Subsidiaries for all risks to which they are exposed in the Ordinary Course of Business; and
          (d) will continue in full force and effect following the sale to Buyer of the CBS Shares.
To the Knowledge of CGI, CS and CSII, no pending notice of default, cancellation or termination has been received by CBS Personnel or any of its Subsidiaries with respect to any such policy that could reasonably be expected to have a Material Adverse Effect on CBS Personnel and its Subsidiaries taken as a whole.
     3.14 Intellectual Property
     To the Knowledge of CGI, CS and CSII, except as set forth in Part 3.14.1 of the Disclosure Letter:
          (a) CBS Personnel and its Subsidiaries own or have a valid and enforceable right to use all copyrights, trade names, trademarks, service marks, service names, trade secrets, designs, licenses, patents, software and other intellectual property rights, including, without limitation, know-how (whether related to any of the foregoing or otherwise) (including pending applications for any of the foregoing) (collectively, “Intellectual Property”), used in or necessary to the conduct of business by CBS Personnel and its Subsidiaries as it is now being conducted; and

          (b) there are no challenges pending or Threatened that (i) the operations of CBS Personnel or its Subsidiaries infringe upon or conflict with the rights of any other Person in respect of any Intellectual Property or (ii) any Intellectual Property is invalid or unenforceable.
To the Knowledge of CGI, CS and CSII, Part 3.14.2 of the Disclosure Letter sets forth in reasonable detail a true, correct and complete list of the Intellectual Property (other than off-the-shelf software) and of all licenses of Intellectual Property (other than off-the-shelf software) pursuant to which CBS Personnel or its Subsidiaries is a licensor or licensee in respect of any Intellectual Property.
     3.15 Labor Matters
     To the Knowledge of CGI, CS and CSII, except as set forth in Part 3.15 of the Disclosure Letter:
     (a) neither CBS Personnel nor any of its Subsidiaries has, since September 30, 2004, experienced any actual or Threatened staff or billable employee strikes, work stoppages, slow-downs or lock-outs which could reasonably be expected to have a Material Adverse Effect on CBS and its Subsidiaries taken as a whole;
     (b) neither CBS Personnel nor any of its Subsidiaries is the subject of any union organizing activity and no attempts to unionize its or their staff or billable employees are Threatened;
     (c) CBS Personnel and each of its Subsidiaries is in material compliance with all applicable Legal Requirements respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours;
     (d) none of the employment policies or practices of CBS Personnel or any of its Subsidiaries are currently being audited or investigated, or are subject to imminent audit or investigation by any Governmental Body;
     (e) neither CBS Personnel nor any of its Subsidiaries is subject to any Order or private settlement Contract in respect of any labor or employment matters;
     (f) CBS Personnel and each of its Subsidiaries is , and at all times since September 30, 2004, has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 (the “IRCA”), as the IRCA applies to any employee of CBS Personnel and its Subsidiaries;
     (g) there is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any employee of CBS Personnel or any of its Subsidiaries;
     (h) neither CBS Personnel nor any of its Subsidiaries is subject to any affirmative action obligations under any Legal Requirement, including Executive Order 11246, or is government contractor for purposes of any Legal Requirement with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage laws;
     (i) there are no Proceedings pending before the National Labor Relations Board or any other local, state or federal agencies having jurisdiction over CBS Personnel’s or any of its Subsidiary’s staff or billable employee rights with respect to hiring, tenure, conditions of employment, nor are any such Proceedings Threatened; and

     (j) CBS Personnel and each of its Subsidiaries has, since September 30, 2004, paid all staff and billable employees for all wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed by them in accordance with applicable local, state and federal law, and all staff and billable employees have been paid appropriate and correct premium (overtime) wages where applicable, and no such payments with respect to any services performed for it to the date hereof, or amounts required to be reimbursed to such employees, are delinquent; except where any such failure to pay, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CBS Personnel and its Subsidiaries taken as a whole.
     3.16 Taxes
     Except as set forth in Part 3.16 of the Disclosure Letter, to the Knowledge of CGI, CS and CSII:
     (a) CBS Personnel and its Subsidiaries have filed or caused to be filed (on a timely basis since September 30, 2004), all Tax Returns that are or were required to be filed (taking into account any extensions of time within which to file) by or with respect to CBS Personnel and its Subsidiaries;
     (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) above have been paid in full;
     (c) all Taxes that CBS Personnel or any of its Subsidiaries is or was since September 30, 2004 obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Body in a timely manner, to the extent due and payable;
     (d) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income Taxes or those of its Subsidiaries;
     (e) no Encumbrances for Taxes exist with respect to any of CBS Personnel’s assets or properties or those of its Subsidiaries, except for statutory Encumbrances for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP; and
     (f) neither CBS Personnel nor any of its Subsidiaries has been a party to any distribution occurring since September 30, 2004 in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income Tax Return.
     3.17 Employee Benefits; ERISA
.	Except as set forth in Part 3.17 of the Disclosure Letter, to the Knowledge of CGI, CS and CSII:
     (a) each Company Plan has been operated and administered (i) in accordance with its terms and (ii) in material compliance with applicable Legal Requirements including, but not limited to, ERISA and the IRC, and each Pension Plan that is intended to be qualified under Section 401(a) of the IRC and each related trust which is intended to be qualified under Section 501(a) of the IRC has received a favorable determination letter from the Internal Revenue Service, and (x) such Pension Plans are maintained in compliance with Revenue Procedures 2002-21 and 2003-86, and (y) there are no circumstances that are reasonably likely to result in such Pension Plan or related trust failing to be so qualified;

     (b) there is no pending or Threatened Proceeding by any Governmental Body relating to any of the Company Plans, any fiduciary thereof or service provider thereto, nor is there any reasonable basis for any of the foregoing to be initiated;
     (c) CBS Personnel has not engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject CBS Personnel or any Company Plan to a material Tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA;
     (d) no liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by CBS Personnel or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate, none of CBS Personnel or any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time since September 30, 2004, and no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of CBS Personnel’s Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof;
     (e) all contributions required to be made under the terms of any of CBS Personnel’s Company Plans have been timely made or have been reflected on its consolidated financial statements included in any of its regulatory filings, none of CBS Personnel’s Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the IRC or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver, and neither CBS Personnel nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the IRC;
     (f) neither CBS Personnel nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Plan or collective bargaining agreement, and either CBS Personnel nor its Subsidiaries may amend or terminate any such retiree health or life plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination; and
     (g) the consummation of the Contemplated Transactions will not (A) entitle any of CBS Personnel’s employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Company Plans or (C) cause any amounts to be non-deductible under Section 280G of the IRC.
4. REPRESENTATIONS AND WARRANTIES OF CGI AND CROSMAN PARTNERS IN RESPECT OF CROSMAN
     Except as otherwise set forth in the Disclosure Letter to this Agreement, CGI and Crosman Partners, jointly and severally, hereby represent and warrant to Buyer as follows:

     4.1 Organization and Good Standing
          (a) Part 4.1 of the Disclosure Letter contains a complete and accurate list for each of Crosman and its Subsidiaries of its name and its jurisdiction of incorporation or organization. Each of Crosman and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its material obligations under Applicable Contracts.
          (b) Each of Crosman and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Crosman and its Subsidiaries taken as a whole.
          (c) Except as disclosed in Part 4.1 of the Disclosure Letter, Crosman has no Subsidiaries and no ownership interest in any corporation, joint venture, trust, partnership, limited liability company or any other entity.
          (d) CGI and Crosman Partners have delivered or made available to Buyer copies of the Organizational Documents of each of Crosman and its Subsidiaries, as currently in effect.
     4.2 Authority; No Conflict
          (a) This Agreement constitutes the legal, valid, and binding obligation of CGI and Crosman Partners, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. Each of CGI and Crosman Partners has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by each of CGI and Crosman Partners of this Agreement and any related agreements to which they are parties and the consummation by each of them of the Contemplated Transactions and any transactions contemplated by such related agreements (to the extent applicable to them) have been duly authorized and approved and no other action with respect to CGI and Crosman Partners is necessary to authorize this Agreement, such related agreements or such transactions contemplated hereby or thereby.
          (b) Except as set forth in Part 4.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
     (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of CGI or Crosman Partners, or (B) any resolution adopted by the board of directors or the stockholders or other equity holders of CGI or Crosman Partners;
     (ii) contravene, conflict with, or result in a violation in any material respect of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of Crosman and its Subsidiaries or CGI and Crosman Partners, or any of the assets owned or used by any of Crosman and its Subsidiaries, may be subject;

     (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by any of Crosman and its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by, any of Crosman and its Subsidiaries;
     (iv) contravene, conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract of Crosman or its Subsidiaries; or
     (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Crosman Shares or to any of the assets owned or used by any of Crosman and its Subsidiaries.
     Except as set forth in Part 4.2 of the Disclosure Letter, none of CGI and Crosman Partners, Crosman or any of its Subsidiaries is or will be required (x) to give any notice to or (y) obtain any Governmental Authorization or other material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3 Capitalization; Title to Shares
          (a) The authorized equity securities of Crosman consist of 1,500,000 shares of common stock, par value $0.01 per share, of which [577,360] shares are issued and outstanding. Crosman Partners is and will be on the Closing Date the record and beneficial owner, and holder of the Crosman Shares, free and clear of all Encumbrances. All of the Crosman Shares were duly authorized and validly issued and are fully paid and nonassessable. None of the Crosman Shares was issued in violation of the Securities Act or any other Legal Requirement.
          (b) Except as set forth in Part 4.3 of the Disclosure Letter, all the outstanding equity securities of each Subsidiary of Crosman are owned of record and beneficially by one or more of Crosman or its Subsidiaries, free and clear of all Encumbrances.
     4.4 Crosman Financial Statements
     CGI has delivered to Buyer or caused the delivery to Buyer of: (a) audited consolidated balance sheets of Crosman and its Subsidiaries as at each of June 30, 2005 (including the notes thereto, the “Balance Sheet”) and June 30, 2004, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of the independent certified public accountants, and (b) reviewed consolidated balance sheet of Crosman and its Subsidiaries as at January 1, 2006 (the “Interim Balance Sheet”) and the related reviewed consolidated statements of income, changes in stockholders’ equity, and cash flow for the two (2) fiscal quarters then ended (collectively, the “Crosman Financial Statements”). The Crosman Financial Statements fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of Crosman and its Subsidiaries as at the respective dates thereof and for the periods referred to therein, and were prepared in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring yearend adjustments (which would not, individually or in the aggregate, be reasonably expected to have a Materially Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in such Balance Sheet). The Crosman Financial

Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes thereto.
     4.5 Title to Properties; Encumbrances
     Crosman and its Subsidiaries own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in its Balance Sheet and its Interim Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of such Balance Sheet and such Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by them since the date of such Interim Balance Sheet (except for personal property acquired and sold since the date of such Interim Balance Sheet in the Ordinary Course of Business and consistent with past practice). All such material owned properties and assets are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on such Balance Sheet or such Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of such Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current Taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any of Crosman and its Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by Crosman and its Subsidiaries lie wholly within the boundaries of the real property owned by Crosman and its Subsidiaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
     4.6 Condition and Sufficiency of Assets
     The buildings, plants, structures, and equipment of Crosman and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, equipment, tangible and intangible assets and other assets of Crosman and its Subsidiaries are sufficient for the continued conduct of the businesses of Crosman and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.
     4.7 Compliance with Legal Requirements
     To the Knowledge of CGI and Crosman Partners, each of Crosman and its Subsidiaries is in compliance with all applicable Legal Requirements of any Governmental Authority (and all agencies thereof), except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Crosman and its Subsidiaries taken as a whole.

     4.8 Absence of Certain Changes and Events
     Since the date of its Interim Balance Sheet, and except as set forth in Part 4.8 of the Disclosure Letter, (a) the businesses of Crosman and its Subsidiaries have been conducted in the Ordinary Course of Business on a basis consistent with past practice, and (b) there has not been any Material Adverse Change in the assets or the results of operations of the businesses of Crosman and its Subsidiaries taken as a whole.
     4.9 Certain Payments
     None of Crosman and its Subsidiaries nor any director, officer, agent, or employee of any of Crosman and its Subsidiaries, nor to the Knowledge of CGI and Crosman Partners, any other Person associated with or acting for or on behalf of any of Crosman and its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of Crosman and its Subsidiaries or any Affiliate of Crosman and its Subsidiaries, or (iv) in violation of any Legal Requirement, and (b) established or maintained any fund or asset that has not been recorded in the books and records of Crosman and its Subsidiaries.
     4.10 Relationships with Related Persons
     Except as set forth in Part 4.10 of the Disclosure Letter, none of CGI and Crosman Partners nor any of their Affiliates has been involved in any business arrangement or relationship with Crosman or any its Subsidiaries within the past twelve months (other than business dealings or transactions that provide for payments or receipts of an amount or value less than $50,000), and none of CGI and Crosman Partners nor any of their Affiliates owns any material asset, tangible or intangible, that is used in the business of Crosman or any its Subsidiaries.
     4.11 Brokers or Finders
     CGI and Crosman Partners and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     4.12 Legal Proceedings
     Except as set forth in Part 4.12 of the Disclosure Letter, there is no Proceeding that is pending against Crosman or its Subsidiaries or that challenges any of the Contemplated Transactions. To the Knowledge of CGI and Crosman Partners, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.
     4.13 Insurance
     Except as set forth in Part 4.13 of the Disclosure Letter, to the Knowledge of CGI and Crosman Partners, all policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to Crosman and its Subsidiaries and their respective directors, officers, managers and employees:

               (a) are valid, outstanding, and enforceable;
               (b) are issued by an insurer that is financially sound and reputable;
               (c) taken together, provide adequate insurance coverage for the assets and the operations of Crosman and its Subsidiaries for all risks to which they are exposed in the Ordinary Course of Business; and
               (d) will continue in full force and effect following the sale to Buyer of the Crosman Shares.
To the Knowledge of CGI and Crosman Partners, no pending notice of default, cancellation or termination has been received by Crosman or any of its Subsidiaries with respect to any such policy that could reasonably be expected to have a Material Adverse Effect on Crosman and its Subsidiaries taken as a whole.
     4.14 Intellectual Property
     To the Knowledge of CGI and Crosman Partners, except as set forth in Part 4.14.1 of the Disclosure Letter:
          (a) Crosman and its Subsidiaries own or have a valid and enforceable right to use all copyrights, trade names, trademarks, service marks, service names, trade secrets, designs, licenses, patents, software and other intellectual property rights, including, without limitation, know-how (whether related to any of the foregoing or otherwise) (including pending applications for any of the foregoing) (collectively, “Intellectual Property”), used in or necessary to the conduct of business by Crosman and its Subsidiaries as it is now being conducted; and
          (b) there are no challenges pending or Threatened that (i) the operations of Crosman or its Subsidiaries infringe upon or conflict with the rights of any other Person in respect of any Intellectual Property or (ii) any Intellectual Property is invalid or unenforceable.
To the Knowledge of CGI and Crosman Partners, Part 4.14.2 of the Disclosure Letter sets forth in reasonable detail a true, correct and complete list of the Intellectual Property (other than off-the-shelf software) and of all licenses of Intellectual Property (other than off-the-shelf software) pursuant to which Crosman or its Subsidiaries is a licensor or licensee in respect of any Intellectual Property.
     4.15 Labor Matters
     To the Knowledge of CGI and Crosman Partners, except as set forth in Part 4.15 of the Disclosure Letter:
          (a) neither Crosman nor its Subsidiaries is a party to (i) any collective bargaining agreement or similar agreement with any labor organization or employee association, (ii) any other written contract concerning employment or (iii) any binding oral contract concerning employment;
          (b) no grievance or arbitration Proceeding arising out of or under any collective bargaining agreement is pending, and no such grievance or Proceeding is Threatened, against Crosman or its Subsidiaries;

          (c) there is no pending or Threatened (i) labor dispute between Crosman or its Subsidiaries and any labor organization, or strike, slowdown, jurisdictional dispute, work stoppage or other similar organized labor activity involving any employee of Crosman or its Subsidiaries, or (ii) union organizing or election activity involving any employee of Crosman or its Subsidiaries;
          (d) Crosman and its Subsidiaries are in compliance with all material Legal Requirements regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act (collectively, “Labor Laws”);
          (e) neither Crosman nor its Subsidiaries is engaged in any material unfair labor practice, and there is no unfair labor practice charge pending or Threatened against any of them before the National Labor Relations Board or other Governmental Body;
          (f) no union claims to represent any of the employees of Crosman or its Subsidiaries;
          (g) no charges are pending or Threatened by or on behalf of any employee or former employee of Crosman or its Subsidiaries against any of them before the Equal Employment Opportunity Commission or any other Governmental Body;
          (h) no investigation with respect to Crosman or its Subsidiaries is in progress or Threatened by any Governmental Body responsible for the enforcement of any Labor Law;
          (i) neither Crosman nor any of its Subsidiaries is delinquent in any payments to any employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees;
          (j) neither Crosman nor any Subsidiary is subject to any Order or private settlement Contract in respect of any labor or employment matters;
          (k) Crosman and each of its Subsidiaries is, and at all times since February 10, 2004 has been, in compliance in all material respects with the requirements of the IRCA, as the IRCA applies to any employee of Crosman and its Subsidiaries; and
          (1) there is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any employee of Crosman or its Subsidiaries.
     4.16 Environmental Matters
     To the Knowledge of CGI and Crosman Partners, except as set forth in Part 4.16 of the Disclosure Letter:
          (a) each of Crosman and its Subsidiaries is in full compliance with all applicable Environmental Laws;
          (b) each of Crosman and its Subsidiaries possesses, or has timely applied for, all Permits and other Governmental Authorizations required under applicable Environmental Laws necessary to own, lease and operate its properties and assets as now being owned, licensed and operated and to carry on its respective business as it is now being conducted;
          (c) there is no Environmental Claim pending or Threatened against any of Crosman or its Subsidiaries or against any Person or entity whose liability for any Environmental Claim Crosman or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law;
          (d) there are no Hazardous Materials present, and there have been no Releases of Hazardous Materials, in, on, beneath or adjacent to any property currently owned, operated, or leased by Crosman or its Subsidiaries in quantities sufficient to form the basis for an Environmental Claim; and
          (e) no Encumbrance imposed by any Governmental Body in connection with the presence of any Hazardous Materials is currently outstanding on any property, facility, machinery or equipment owned, operated or leased by any of Crosman or its Subsidiaries.
     4.17 Customer/Supplier Contracts
     To the Knowledge of CGI and Crosman Partners, except as set forth in Part 4.17 of the Disclosure Letter:
          (a) Crosman and each of its Subsidiaries is in compliance with all terms and requirements of each Contract between it and any customer of or supplier (each an “Applicable Contract”) to it under which it has any obligation or liability or by which it or any of the assets owned or used by it is bound, the failure of which to comply with could be reasonably expected to have a Material Adverse Effect on Crosman or its Subsidiaries taken as a whole;
          (b) each Person that has any obligation or liability to Crosman or its Subsidiaries under any Applicable Contract is in compliance with all terms and requirements thereof, the failure of which to comply with could be reasonably expected to have a Material Adverse Effect on Crosman or its Subsidiaries taken as a whole;
          (c) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Crosman or any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract, where such event or condition could be reasonably expected to have a Material Adverse Effect on Crosman or its Subsidiaries taken as a whole;
          (d) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Crosman or any of its Subsidiaries under current or completed Applicable Contracts;
          (e) all Applicable Contracts have been entered into by the Company or its Subsidiaries in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
     4.18 Taxes
     Except as set forth in Part 4.18 of the Disclosure Letter, to the Knowledge of CGI and Crosman Partners:

     (a) Crosman and its Subsidiaries have filed or caused to be filed (on a timely basis since February 10, 2004), all Tax Returns that are or were required to be filed (taking into account any extensions of time within which to file) by or with respect to Crosman and its Subsidiaries;
     (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) above have been paid in full;
     (c) all Taxes that Crosman or any of its Subsidiaries is or was since February 10, 2004 obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Body in a timely manner, to the extent due and payable;
     (d) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income Taxes or those of its Subsidiaries;
     (e) no Encumbrances for Taxes exist with respect to any of Crosman’s assets or properties or those of its Subsidiaries, except for statutory Encumbrances for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP; and
     (f) neither Crosman nor any of its Subsidiaries has been a party to any distribution occurring since February 10, 2004 in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income Tax Return.
     4.19 Employee Benefits; ERISA
     Except as set forth in Part 4.19 of the Disclosure Letter, to the Knowledge of CGI and Crosman Partners:
     (a) each Company Plan has been operated and administered (i) in accordance with its terms and (ii) in material compliance with applicable Legal Requirements including, but not limited to, ERISA and the IRC, and each Pension Plan that is intended to be qualified under Section 401(a) of the IRC and each related trust which is intended to be qualified under Section 501(a) of the IRC has received a favorable determination letter from the Internal Revenue Service, and (x) such Pension Plans are maintained in compliance with Revenue Procedures 2002-21 and 2003-86, and (y) there are no circumstances that are reasonably likely to result in such Pension Plan or related trust failing to be so qualified;
     (b) there is no pending or Threatened Proceeding by any Governmental Body relating to any of the Company Plans, any fiduciary thereof or service provider thereto, nor is there any reasonable basis for any of the foregoing to be initiated;
     (c) Crosman has not engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Crosman or any Company Plan to a material Tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA;
     (d) no liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by Crosman or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate, none of Crosman or any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time since February 10, 2004, and no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of Crosman’s Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof;
     (e) all contributions required to be made under the terms of any of Crosman’s Company Plans have been timely made or have been reflected on its consolidated financial statements included in any of its regulatory filings, none of Crosman’s Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the IRC or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver, and neither Crosman nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the IRC;
     (f) neither Crosman nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Plan or collective bargaining agreement, and either Crosman nor its Subsidiaries may amend or terminate any such retiree health or life plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination; and
     (g) the consummation of the Contemplated Transactions will not (A) entitle any of Crosman’s employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Company Plans or (C) cause any amounts to be non-deductible under Section 280G of the IRC.
5. REPRESENTATIONS AND WARRANTIES OF CGI AND ADVANCED PARTNERS IN RESPECT OF ADVANCED CIRCUITS
     Except as otherwise set forth in the Disclosure Letter to this Agreement, CGI and Advanced Partners, jointly and severally, hereby represent and warrant to Buyer as follows:
     5.1 Organization and Good Standing
     (a) Part 5.1 of the Disclosure Letter contains a complete and accurate list for each of Advanced Circuits and its Subsidiaries of its name and its jurisdiction of incorporation or organization. Each of Advanced Circuits and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its material obligations under Applicable Contracts.
     (b) Each of Advanced Circuits and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Advanced Circuits and its Subsidiaries taken as a whole.
          (c) Except as disclosed in Part 5.1 of the Disclosure Letter, Advanced Circuits has no Subsidiaries and no ownership interest in any corporation, joint venture, trust, partnership, limited liability company or any other entity.
          (d) CGI and Advanced Partners have delivered or made available to Buyer copies of the Organizational Documents of each of Advanced Circuits and its Subsidiaries, as currently in effect.
     5.2 Authority; No Conflict
          (a) This Agreement constitutes the legal, valid, and binding obligation of CGI and Advanced Partners, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. CGI and Advanced Partners each has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by each of CGI and Advanced Partners of this Agreement and any related agreements to which they are parties and the consummation by each of them of the Contemplated Transactions and any transactions contemplated by such related agreements (to the extent applicable to them) have been duly authorized and approved and no other action with respect to CGI and Advanced Partners is necessary to authorize this Agreement, such related agreements or such transactions contemplated hereby or thereby.
          (b) Except as set forth in Part 5.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
     (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of CGI or Advanced Partners, or (B) any resolution adopted by the board of directors or the stockholders or other equity holders of CGI or Advanced Partners;
     (ii) contravene, conflict with, or result in a violation in any material respect of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of Advanced Circuits and its Subsidiaries or CGI and Advanced Partners, or any of the assets owned or used by any of Advanced Circuits and its Subsidiaries, may be subject;
     (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by any of Advanced Circuits and its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by, any of Advanced Circuits and its Subsidiaries;
     (iv) contravene, conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract of Advanced Circuits or its Subsidiaries; or

     (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Advanced Circuits Shares or to the assets owned or used by any of Advanced Circuits and its Subsidiaries.
     Except as set forth in Part 5.2 of the Disclosure Letter, none of CGI and Advanced Partners, Advanced Circuits or any of its Subsidiaries is or will be required (x) to give any notice to or (y) obtain any Governmental Authorization or other material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     5.3 Capitalization; Title to Shares
          (a) The authorized equity securities of Advanced Circuits consist of (a) 500,000 shares of Series A common stock, par value $0.01 per share, of which 425,729 shares are issued and outstanding, and (b) 1,400,000 shares of Series B common stock, par value $0.01 per share, of which 904,000 are issued and outstanding. Advanced Partners is and will be on the Closing Date the record and beneficial owner, and holder of the Advanced Circuits Shares, free and clear of all Encumbrances. All of the Advanced Circuits Shares were duly authorized and validly issued and are fully paid and nonassessable. None of the Advanced Circuits Shares was issued in violation of the Securities Act or any other Legal Requirement.
          (b) Except as set forth in Part 5.3(b) of the Disclosure Letter, all the outstanding equity securities of each Subsidiary of Advanced Circuits are owned of record and beneficially by Advanced Circuits, free and clear of all Encumbrances.
     5.4 Advanced Circuits Financial Statements
     CGI has delivered to Buyer or caused the delivery to Buyer of audited consolidated balance sheets of Advanced Circuits and its Subsidiaries as at each of December 31, 2005 (including the notes thereto, the “Balance Sheet”) and December 31, 2004, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of the independent certified public accountants (collectively, the “Advanced Circuits Financial Statements”). The Advanced Circuits Financial Statements fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of Advanced Circuits and its Subsidiaries as at the respective dates thereof and for the periods referred to therein, and were prepared in accordance with GAAP. The Advanced Circuits Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes thereto.
     5.5 Title to Properties; Encumbrances
     Advanced Circuits and its Subsidiaries own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in its Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of such Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by them since the date of such Balance Sheet (except for personal property acquired and sold since the date of such Balance Sheet in the Ordinary Course of Business and consistent with past practice). All such material owned properties and assets are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on such Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of such Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current Taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any of Advanced Circuits and its Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by Advanced Circuits and its Subsidiaries lie wholly within the boundaries of the real property owned by Advanced Circuits and its Subsidiaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
     5.6 Condition and Sufficiency of Assets
     The buildings, plants, structures, and equipment of Advanced Circuits and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, equipment, tangible and intangible assets and other assets of Advanced Circuits and its Subsidiaries are sufficient for the continued conduct of the businesses of Advanced Circuits and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.
     5.7 Compliance with Legal Requirements
     To the Knowledge of CGI and Advanced Partners, each of Advanced Circuits and its Subsidiaries is in compliance with all applicable Legal Requirements of any Governmental Authority (and all agencies thereof), except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Advanced Circuits and its Subsidiaries taken as a whole.
     5.8 Absence of Certain Changes and Events
     Since the date of its Balance Sheet, and except as set forth in Part 5.8 of the Disclosure Letter, (a) the businesses of Advanced Circuits and its Subsidiaries have been conducted in the Ordinary Course of Business on a basis consistent with past practice, and (b) there has not been any Material Adverse Change in the assets or the results of operations of the businesses of Advanced Circuits and its Subsidiaries taken as a whole.
     5.9 Certain Payments
     None of Advanced Circuits and its Subsidiaries nor any director, officer, agent, or employee of any of Advanced Circuits and its Subsidiaries, nor to the Knowledge of CGI and Advanced Partners, any other Person associated with or acting for or on behalf of any of Advanced Circuits and its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of Advanced Circuits and its Subsidiaries or any Affiliate of Advanced Circuits and its

Subsidiaries, or (iv) in violation of any Legal Requirement, and (b) established or maintained any fund or asset that has not been recorded in the books and records of Advanced Circuits and its Subsidiaries.
     5.10 Relationships with Related Persons
     Except as set forth in Part 5.10 of the Disclosure Letter, none of CGI and Advanced Partners nor any of their Affiliates has been involved in any business arrangement or relationship with Advanced Circuits or any its Subsidiaries within the past twelve months (other than business dealings or transactions that provide for payments or receipts of an amount or value less than $50,000), and none of CGI and Advanced Partners nor any of their Affiliates owns any material asset, tangible or intangible, that is used in the business of Advanced Circuits or any its Subsidiaries.
     5.11 Brokers or Finders
     CGI and Advanced Partners and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     5.12 Legal Proceedings
     Except as set forth in Part 5.12 of the Disclosure Letter, there is no Proceeding that is pending against Advanced Circuits or its Subsidiaries or that challenges any of the Contemplated Transactions. To the Knowledge of CGI and Advanced Partners, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.
     5.13 Insurance
     Except as set forth in Part 5.13 of the Disclosure Letter, to the Knowledge of CGI and Advanced Partners, all policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to Advanced Circuits and its Subsidiaries and their directors, officers, managers and employees:
          (a) are valid, outstanding, and enforceable;
          (b) are issued by an insurer that is financially sound and reputable;
          (c) taken together, provide adequate insurance coverage for the assets and the operations of Advanced Circuits and its Subsidiaries for all risks to which they are exposed in the Ordinary Course of Business; and
          (d) will continue in full force and effect following the sale to Buyer of the Advanced Circuits Shares.
To the Knowledge of CGI and Advanced Partners, no pending notice of default, cancellation or termination has been received by Advanced Circuits or its Subsidiaries with respect to any such policy that could reasonably be expected to have a Material Adverse Effect on Advanced Circuits or its Subsidiaries taken as a whole.

     5.14 Intellectual Property
     To the Knowledge of CGI and Advanced Partners, except as set forth in Part 5.14.1 of the Disclosure Letter:
          (a) Advanced Circuits and its Subsidiaries own or have a valid and enforceable right to use all copyrights, trade names, trademarks, service marks, service names, trade secrets, designs, licenses, patents, software and other intellectual property rights, including, without limitation, know-how (whether related to any of the foregoing or otherwise) (including pending applications for any of the foregoing) (collectively, “Intellectual Property”), used in or necessary to the conduct of business by Advanced Circuits or its Subsidiaries as it is now being conducted; and
          (b) there are no challenges pending or Threatened that (i) the operations of Advanced Circuits or its Subsidiaries infringe upon or conflict with the rights of any other Person in respect of any Intellectual Property or (ii) any Intellectual Property is invalid or unenforceable.
To the Knowledge of CGI and Advanced Partners, Part 5.14.2 of the Disclosure Letter sets forth in reasonable detail a true, correct and complete list of the Intellectual Property (other than off-the-shelf software) and of all licenses of Intellectual Property (other than off-the-shelf software) pursuant to which Advanced Circuits or its Subsidiaries is a licensor or licensee in respect of any Intellectual Property.
     5.15 Labor Matters
     To the Knowledge of CGI and Advanced Partners, except as set forth in Part 5.15 of the Disclosure Letter:
          (a) neither Advanced Circuits nor its Subsidiaries is a party to (i) any collective bargaining agreement or similar agreement with any labor organization or employee association, (ii) any other written contract concerning employment or (iii) any binding oral contract concerning employment;
          (b) no grievance or arbitration Proceeding arising out of or under any collective bargaining agreement is pending, and no such grievance or Proceeding is Threatened, against Advanced Circuits or its Subsidiaries;
          (c) there is no pending or Threatened (i) labor dispute between Advanced Circuits or its Subsidiaries and any labor organization, or strike, slowdown, jurisdictional dispute, work stoppage or other similar organized labor activity involving any employee of Advanced Circuits or its Subsidiaries or (ii) union organizing or election activity involving any employee of Advanced Circuits or its Subsidiaries;
          (d) Advanced Circuits and its Subsidiaries are in compliance with all material Legal Requirements regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act (collectively, “Labor Laws”);
          (e) neither Advanced Circuits nor its Subsidiaries is engaged in any material unfair labor practice, and there is no unfair labor practice charge pending or Threatened against any of them before the National Labor Relations Board or other Governmental Body;
          (f) no union claims to represent any of the employees of Advanced Circuits or its Subsidiaries;

          (g) no charges are pending or Threatened by or on behalf of any employee or former employee of Advanced Circuits or its Subsidiaries against Advanced Circuits or its Subsidiaries before the Equal Employment Opportunity Commission or any other Governmental Body;
          (h) no investigation with respect to Advanced Circuits or its Subsidiaries is in progress or Threatened by any Governmental Body responsible for the enforcement of any Labor Law;
          (i) neither Advanced Circuits nor its Subsidiaries is delinquent in any payments to any employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees;
          (j) neither Advanced Circuits nor its Subsidiaries is subject to any Order or private settlement Contract in respect of any labor or employment matters;
          (k) Advanced Circuits and its Subsidiaries are, and at all times since September 20, 2005 have been, in compliance in all material respects with the requirements of the IRCA, as the IRCA applies to any employee of Advanced Circuits or its Subsidiaries; and
          (1) there is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any employee of Advanced Circuits or its Subsidiaries.
     5.16 Environmental Matters
     To the Knowledge of CGI and Advanced Partners, except as set forth in Part 5.16 of the Disclosure Letter:
          (a) Advanced Circuits and its Subsidiaries are in full compliance with all applicable Environmental Laws;
          (b) Advanced Circuits and its Subsidiaries possess, or have timely applied for, all Permits and other Governmental Authorizations required under applicable Environmental Laws necessary to own, lease and operate their properties and assets as now being owned, licensed and operated and to carry on their respective business as it is now being conducted;
          (c) there is no Environmental Claim pending or Threatened against Advanced Circuits or its Subsidiaries or against any Person or entity whose liability for any Environmental Claim Advanced Circuits or its Subsidiaries have or may have retained or assumed either contractually or by operation of law;
          (d) there are no Hazardous Materials present, and there have been no Releases of Hazardous Materials, in, on, beneath or adjacent to any property currently owned, operated, or leased by Advanced Circuits or its Subsidiaries in quantities sufficient to form the basis for an Environmental Claim; and
          (e) no Encumbrance imposed by any Governmental Body in connection with the presence of any Hazardous Materials is currently outstanding on any property, facility, machinery or equipment owned, operated or leased by Advanced Circuits or its Subsidiaries.

     5.17 Permits; Compliance with Laws
     Except as set forth in Part 5.17 of the Disclosure Letter, to the Knowledge of CGI and Advanced Partners:
          (a) Advanced Circuits and its Subsidiaries possess all material franchises, grants, authorizations, licenses, permits, use and development rights, easements, access rights, variances, exemptions, consents, certificates, approvals and orders issued, granted or given by or under the authority of any Governmental Body or any Legal Requirement (collectively, the “Permits”) necessary to own, lease and operate their properties and assets as now being owned, licensed and operated and to carry on their respective business as it is now being conducted (other than those required under Environmental Laws, which are governed by Section 5.16 hereof);
          (b) neither Advanced Circuits nor its Subsidiaries has received any notice (written or oral) from any Governmental Authority or any other Person that is currently pending regarding (i) any actual, alleged or Threatened violation of, or failure to comply with, any Permit or applicable Legal Requirement, or (ii) any actual, alleged or Threatened material obligation on the part of Advanced Circuits or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action pursuant to any Permit or applicable Legal Requirement, and there is no Proceeding pending or Threatened regarding modification, suspension or cancellation of any such Permits; and
          (c) Advanced Circuits and its Subsidiaries are, and at all times since September 20, 2005 have been, in compliance, in all material respects, with all of the terms, conditions and requirements of their Permits.
     5.18 Taxes
     Except as set forth in Part 5.18 of the Disclosure Letter, to the Knowledge of CGI and Advanced Partners:
     (a) Advanced Circuits and its Subsidiaries have filed or caused to be filed (on a timely basis since September 20, 2005), all Tax Returns that are or were required to be filed (taking into account any extensions of time within which to file) by or with respect to Advanced Circuits and its Subsidiaries;
     (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) above have been paid in full;
     (c) all Taxes that Advanced Circuits or any of its Subsidiaries is or was since September 20, 2005 obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Body in a timely manner, to the extent due and payable;
     (d) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income Taxes or those of its Subsidiaries;
     (e) no Encumbrances for Taxes exist with respect to any of Advanced Circuits’ assets or properties or those of its Subsidiaries, except for statutory Encumbrances for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP; and
     (f) neither Advanced Circuits nor any of its Subsidiaries has been a party to any distribution occurring since September 20, 2005 in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income Tax Return.
     5.19 Employee Benefits; ERISA
     Except as set forth in Part 5.19 of the Disclosure Letter, to the Knowledge of CGI and Advanced Partners:
     (a) each Company Plan has been operated and administered (i) in accordance with its terms and (ii) in material compliance with applicable Legal Requirements including, but not limited to, ERISA and the IRC, and each Pension Plan that is intended to be qualified under Section 401(a) of the IRC and each related trust which is intended to be qualified under Section 501(a) of the IRC has received a favorable determination letter from the Internal Revenue Service, and (x) such Pension Plans are maintained in compliance with Revenue Procedures 2002-21 and 2003-86, and (y) there are no circumstances that are reasonably likely to result in such Pension Plan or related trust failing to be so qualified;
     (b) there is no pending or Threatened Proceeding by any Governmental Body relating to any of the Company Plans, any fiduciary thereof or service provider thereto, nor is there any reasonable basis for any of the foregoing to be initiated;
     (c) Advanced Circuits has not engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Advanced Circuits or any Company Plan to a material Tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA;
     (d) no liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by Advanced Circuits or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate, none of Advanced Circuits or any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time since September 20, 2005, and no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of Advanced Circuits’ Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof;
     (e) all contributions required to be made under the terms of any of Advanced Circuits’ Company Plans have been timely made or have been reflected on its consolidated financial statements included in any of its regulatory filings, none of Advanced Circuits’ Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the IRC or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver, and neither Advanced Circuits nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the IRC;
     (f) neither Advanced Circuits nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Plan or collective bargaining agreement, and either Advanced Circuits nor its Subsidiaries may amend or terminate any such retiree health or life plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination; and

     (g) the consummation of the Contemplated Transactions will not (A) entitle any of Advanced Circuits’ employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Company Plans or (C) cause any amounts to be non-deductible under Section 280G of the IRC.
6. REPRESENTATIONS AND WARRANTIES OF CGI AND SILVUE PARTNERS IN RESPECT OF SILVUE
     Except as otherwise set forth in the Disclosure Letter to this Agreement, CGI and Silvue Partners, jointly and severally, hereby represent and warrant to Buyer as follows:
     6.1 Organization and Good Standing
     (a) Part 6.1 of the Disclosure Letter contains a complete and accurate list for each of Silvue and its Subsidiaries of its name and its jurisdiction of incorporation or organization. Each of Silvue and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its material obligations under Applicable Contracts.
     (b) Each of Silvue and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Silvue and its Subsidiaries taken as a whole.
     (c) Except as disclosed in Part 6.1 of the Disclosure Letter, Silvue has no Subsidiaries and no ownership interest in any corporation, joint venture, trust, partnership, limited liability company or any other entity.
     (d) CGI and Silvue Partners have delivered or made available to Buyer copies of the Organizational Documents of each of Silvue and its Subsidiaries, as currently in effect.
     6.2 Authority; No Conflict
     (a) This Agreement constitutes the legal, valid, and binding obligation of CGI and Silvue Partners, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. Each of CGI and Silvue Partners has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by each of CGI and Silvue Partners of this Agreement and any related agreements to which they are parties and the consummation by each of them of the Contemplated Transactions and any transactions contemplated by such related agreements (to the extent applicable to them) have been duly authorized and approved and no other action with respect to CGI and Silvue Partners is necessary to authorize this Agreement, such related agreements or such transactions contemplated hereby or thereby.

     (b) Except as set forth in Part 6.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
     (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of CGI or Silvue Partners, or (B) any resolution adopted by the board of directors or the stockholders or other equity holders of CGI or Silvue Partners;
     (ii) contravene, conflict with, or result in a violation in any material respect of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of Silvue and its Subsidiaries or CGI and Silvue Partners, or any of the assets owned or used by any of Silvue and its Subsidiaries, may be subject;
     (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by any of Silvue and its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by, any of Silvue and its Subsidiaries;
     (iv) contravene, conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract of Silvue or its Subsidiaries; or
     (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Silvue Shares or to any of the assets owned or used by any of Silvue and its Subsidiaries.
     Except as set forth in Part 6.2 of the Disclosure Letter, none of CGI and Silvue Partners, Silvue or any of its Subsidiaries is or will be required (x) to give any notice to or (y) obtain any Governmental Authorization or other material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     6.3 Capitalization; Title to Shares
          (a) The authorized equity securities of Silvue consist of (a) 250,000 shares of Series A common stock, par value $0.01 per share, of which 36,468.9497 shares are issued and outstanding, (b) 50,000 shares of Series B common stock, par value $0.01 per share, of which 5,000 are issued and outstanding, and (c) 1,000,000 shares of Series B redeemable preferred stock, par value $0.01 per share, of which — are issued and outstanding. Silvue Partners is and will be on the Closing Date the record and beneficial owner, and holder of the Silvue Shares, free and clear of all Encumbrances. All of the Silvue Shares were duly authorized and validly issued and are fully paid and nonassessable. None of the Silvue Shares was issued in violation of the Securities Act or any other Legal Requirement.
          (b) Except as set forth in Part 6.3(b) of the Disclosure Letter, all the outstanding equity securities of each Subsidiary of Silvue are owned of record and beneficially by one or more of Silvue or its Subsidiaries, free and clear of all Encumbrances.

     6.4 Silvue Financial Statements
     CGI has delivered to Buyer or caused the delivery to Buyer of audited consolidated balance sheets of Silvue and its Subsidiaries as at each of December 31, 2005 (including the notes thereto, the “Balance Sheet”) and December 31, 2004, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of the independent certified public accountants (collectively, the “Silvue Financial Statements”). The Silvue Financial Statements fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of Silvue and its Subsidiaries as at the respective dates thereof and for the periods referred to therein, and were prepared in accordance with GAAP. The Silvue Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes thereto.
     6.5 Title to Properties; Encumbrances
     Silvue and its Subsidiaries own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in its Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of such Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by them since the date of such Balance Sheet (except for personal property acquired and sold since the date of such Balance Sheet in the Ordinary Course of Business and consistent with past practice). All such material owned properties and assets are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on such Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of such Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current Taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any of Silvue and its Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by Silvue and its Subsidiaries lie wholly within the boundaries of the real property owned by Silvue and its Subsidiaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
     6.6 Condition and Sufficiency of Assets
     The buildings, plants, structures, and equipment of Silvue and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, equipment, tangible and intangible assets and other assets of Silvue and its Subsidiaries are sufficient for the continued conduct of the businesses of Silvue and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

     6.7 Compliance with Legal Requirements
     To the Knowledge of CGI and Silvue Partners, each of Silvue and its Subsidiaries is in compliance with all applicable Legal Requirements of any Governmental Authority (and all agencies thereof), except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Silvue and its Subsidiaries taken as a whole.
     6.8 Absence of Certain Changes and Events
     Since the date of its Balance Sheet, and except as set forth in Part 6.8 of the Disclosure Letter, (a) the businesses of Silvue and its Subsidiaries have been conducted in the Ordinary Course of Business on a basis consistent with past practice, and (b) there has not been any Material Adverse Change in the assets or the results of operations of the businesses of Silvue and its Subsidiaries taken as a whole.
     6.9 Certain Payments
     None of Silvue and its Subsidiaries nor any director, officer, agent, or employee of any of Silvue and its Subsidiaries, nor to the Knowledge of CGI and Silvue Partners, any other Person associated with or acting for or on behalf of any of Silvue and its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of Silvue and its Subsidiaries or any Affiliate of Silvue and its Subsidiaries, or (iv) in violation of any Legal Requirement, and (b) established or maintained any fund or asset that has not been recorded in the books and records of Silvue and its Subsidiaries.
     6.10 Relationships with Related Persons
     Except as set forth in Part 6.10 of the Disclosure Letter, none of CGI and Silvue Partners nor any of their Affiliates has been involved in any business arrangement or relationship with Silvue or any its Subsidiaries within the past twelve months (other than business dealings or transactions that provide for payments or receipts of an amount or value less than $50,000), and none of CGI and Silvue Partners nor any of their Affiliates owns any material asset, tangible or intangible, that is used in the business of Silvue or any its Subsidiaries.
     6.11 Brokers or Finders
     CGI and Silvue Partners and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     6.12 Legal Proceedings
     Except as set forth in Part 6.12 of the Disclosure Letter, there is no Proceeding that is pending against Silvue or its Subsidiaries or that challenges any of the Contemplated Transactions. To the Knowledge of CGI and Silvue Partners, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

     6.13 Insurance
     Except as set forth in Part 6.13 of the Disclosure Letter, to the Knowledge of CGI and Silvue Partners, all policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to Silvue and its Subsidiaries and their respective directors, officers, managers and employees:
          (a) are valid, outstanding, and enforceable;
          (b) are issued by an insurer that is financially sound and reputable;
          (c) taken together, provide adequate insurance coverage for the assets and the operations of Silvue and its Subsidiaries for all risks to which they are exposed in the Ordinary Course of Business; and
          (d) will continue in full force and effect following the sale to Buyer of the Silvue Shares.
To the Knowledge of CGI and Silvue Partners, no pending notice of default, cancellation or termination has been received by Silvue or any of its Subsidiaries with respect to any such policy that could reasonably be expected to have a Material Adverse Effect on Silvue and its Subsidiaries taken as a whole.
     6.14 Intellectual Property
     To the Knowledge of CGI and Silvue Partners, except as set forth in Part 6.14.1 of the Disclosure Letter:
          (a) Silvue and its Subsidiaries own or have a valid and enforceable right to use all copyrights, trade names, trademarks, service marks, service names, trade secrets, designs, licenses, patents, software and other intellectual property rights, including, without limitation, know-how (whether related to any of the foregoing or otherwise) (including pending applications for any of the foregoing) (collectively, “Intellectual Property”), used in or necessary to the conduct of business by Silvue and its Subsidiaries as it is now being conducted; and
          (b) there are no challenges pending or Threatened that (i) the operations of Silvue or its Subsidiaries infringe upon or conflict with the rights of any other Person in respect of any Intellectual Property or (ii) any Intellectual Property is invalid or unenforceable.
To the Knowledge of CGI and Silvue Partners, Part 6.14.2 of the Disclosure Letter sets forth in reasonable detail a true, correct and complete list of the Intellectual Property (other than off-the-shelf software) and of all licenses of Intellectual Property (other than off-the-shelf software) pursuant to which Silvue or its Subsidiaries is a licensor or licensee in respect of any Intellectual Property.
     6.15 Labor Matters
     To the Knowledge of CGI and Silvue Partners, except as set forth in Part 6.15 of the Disclosure Letter:
          (a) neither Silvue nor its Subsidiaries is a party to (i) any collective bargaining agreement or similar agreement with any labor organization or employee association, (ii) any other written contract concerning employment or (iii) any binding oral contract concerning employment;

          (b) no grievance or arbitration Proceeding arising out of or under any collective bargaining agreement is pending, and no such grievance or Proceeding is Threatened, against Silvue or its Subsidiaries;
          (c) there is no pending or Threatened (i) labor dispute between Silvue or its Subsidiaries and any labor organization, or strike, slowdown, jurisdictional dispute, work stoppage or other similar organized labor activity involving any employee of Silvue or its Subsidiaries, or (ii) union organizing or election activity involving any employee of Silvue or its Subsidiaries;
          (d) Silvue and its Subsidiaries are in compliance with all material Legal Requirements regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act (collectively, “Labor Laws”);
          (e) neither Silvue nor its Subsidiaries is engaged in any material unfair labor practice, and there is no unfair labor practice charge pending or Threatened against any of them before the National Labor Relations Board or other Governmental Body;
          (f) no union claims to represent any of the employees of Silvue or its Subsidiaries;
          (g) no charges are pending or Threatened by or on behalf of any employee or former employee of Silvue or its Subsidiaries against any of them before the Equal Employment Opportunity Commission or any other Governmental Body;
          (h) no investigation with respect to Silvue or its Subsidiaries is in progress or Threatened by any Governmental Body responsible for the enforcement of any Labor Law;
          (i) neither Silvue nor any of its Subsidiaries is delinquent in any payments to any employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees;
          (j) neither Silvue nor any Subsidiary is subject to any Order or private settlement Contract in respect of any labor or employment matters;
          (k) Silvue and each of its Subsidiaries is, and at all times since September 2, 2004 has been, in compliance in all material respects with the requirements of the IRCA, as the IRCA applies to any employee of Silvue and its Subsidiaries; and
          (l) there is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any employee.
     6.16 Environmental Matters
     To the Knowledge of CGI and Silvue Partners, except as set forth in Part 6.16 of the Disclosure Letter:
          (a) each of Silvue and its Subsidiaries is in full compliance with all applicable Environmental Laws;

          (b) each of Silvue and its Subsidiaries possesses, or has timely applied for, all Permits and other Governmental Authorizations required under applicable Environmental Laws necessary to own, lease and operate its properties and assets as now being owned, licensed and operated and to carry on its respective business as it is now being conducted;
          (c) there is no Environmental Claim pending or Threatened against any of Silvue or its Subsidiaries or against any Person or entity whose liability for any Environmental Claim Silvue or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law;
          (d) there are no Hazardous Materials present, and there have been no Releases of Hazardous Materials, in, on, beneath or adjacent to any property currently owned, operated, or leased by Silvue or its Subsidiaries in quantities sufficient to form the basis for an Environmental Claim; and
          (e) no Encumbrance imposed by any Governmental Body in connection with the presence of any Hazardous Materials is currently outstanding on any property, facility, machinery or equipment owned, operated or leased by any of Silvue or its Subsidiaries.
     6.17 Taxes
     Except as set forth in Part 6.17 of the Disclosure Letter, to the Knowledge of CGI and Silvue Partners:
     (a) Silvue and its Subsidiaries have filed or caused to be filed (on a timely basis since September 2, 2004), all Tax Returns that are or were required to be filed (taking into account any extensions of time within which to file) by or with respect to Silvue and its Subsidiaries;
     (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) above have been paid in full;
     (c) all Taxes that Silvue or any of its Subsidiaries is or was since September 2, 2004 obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Body in a timely manner, to the extent due and payable;
     (d) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income Taxes or those of its Subsidiaries;
     (e) no Encumbrances for Taxes exist with respect to any of Silvue’s assets or properties or those of its Subsidiaries, except for statutory Encumbrances for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP; and
     (f) neither Silvue nor any of its Subsidiaries has been a party to any distribution occurring since September 2, 2004 in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income Tax Return.
     6.18 Employee Benefits; ERISA
     Except as set forth in Part 6.18 of the Disclosure Letter, to the Knowledge of CGI and Silvue Partners:

     (a) each Company Plan has been operated and administered (i) in accordance with its terms and (ii) in material compliance with applicable Legal Requirements including, but not limited to, ERISA and the IRC, and each Pension Plan that is intended to be qualified under Section 401(a) of the IRC and each related trust which is intended to be qualified under Section 501(a) of the IRC has received a favorable determination letter from the Internal Revenue Service, and (x) such Pension Plans are maintained in compliance with Revenue Procedures 2002-21 and 2003-86, and (y) there are no circumstances that are reasonably likely to result in such Pension Plan or related trust failing to be so qualified;
     (b) there is no pending or Threatened Proceeding by any Governmental Body relating to any of the Company Plans, any fiduciary thereof or service provider thereto, nor is there any reasonable basis for any of the foregoing to be initiated;
     (c) Silvue has not engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Silvue or any Company Plan to a material Tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA;
     (d) no liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by Silvue or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate, none of Silvue or any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time since September 2, 2004, and no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of Silvue’s Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof;
     (e) all contributions required to be made under the terms of any of Silvue’s Company Plans have been timely made or have been reflected on its consolidated financial statements included in any of its regulatory filings, none of Silvue’s Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the IRC or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver, and neither Silvue nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the IRC;
     (f) neither Silvue nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Plan or collective bargaining agreement, and either Silvue nor its Subsidiaries may amend or terminate any such retiree health or life plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination; and
     (g) the consummation of the Contemplated Transactions will not (A) entitle any of Silvue’s employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Company Plans or (C) cause any amounts to be non-deductible under Section 280G of the IRC.

7. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to CGI and the Sellers as follows:
     7.1 Organization and Good Standing
     Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.
     7.2 Authority; No Conflict
     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by Buyer of this Agreement and any related agreements to which it is a party and the consummation by it of the Contemplated Transactions and any transactions contemplated by such related agreements have been duly authorized and approved and no other action with respect to Buyer is necessary to authorize this Agreement, such related agreements or such transactions contemplated hereby or thereby.
     (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
     (i) any provision of Buyer’s Organizational Documents;
     (ii) any resolution adopted by the board of directors or the stockholders of Buyer;
     (iii) any Legal Requirement or Order to which Buyer may be subject; or
     (iv) any material Contract to which Buyer is a party or by which Buyer may be bound.
     (c) Except as set forth in Schedule 7.2 hereto, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     7.3 Investment Intent
     Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
     7.4 Certain Proceedings
     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

     7.5 Brokers or Finders
     Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions, fees or other similar payment in connection with this Agreement or the Contemplated Transactions, except for fees or other similar payments to Duff & Phelps, LLC in connection with its delivery of a fairness opinion covering the Contemplated Transactions the obligation for payment of which shall be borne solely by Buyer.
8. COVENANTS
     8.1 Rights to Indemnification Under Historical Purchase Agreements
     (a) Subject to paragraphs (b) and (c) of this Section 8.1, if (i) Buyer shall suffer Damages as a result of any inaccuracy in or breach of, or any failure to perform or comply with, any representation or warranty, or any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation or warranty, under any of the agreements pursuant to which the Sellers acquired their interests in the applicable Acquired Company (each an “Historical Purchase Agreement”) by the seller party or parties, as the case may be, under each such Historical Purchase Agreement, (ii) Buyer notifies CGI in writing (each such notice an “Historical Claim Notice”) of such breach, failure, occurrence or circumstance (each an “Historical Claim”), each of which Historical Claim Notices shall specify in particularity the basis for such Historical Claim and the amount of such claimed Damages, and (iii) at the time of receipt of an Historical Claim Notice, CGI has sufficient information to prosecute such Historical Claim, then CGI shall in good faith cooperate with Buyer in fully prosecuting such Historical Claim.
     (b) CGI’s obligations under paragraph (a) of this Section 8.1 with respect to each Historical Claim shall be conditioned upon Buyer’s agreement to (i) pay, or reimburse CGI for, all costs and expenses (including reasonable attorneys’ fees and costs) incurred in connection with the prosecution of such Historical Claim, (ii) indemnify and hold CGI and the applicable Sellers and their respective Affiliates harmless against any and all claims, counterclaims, Damages, fees and expenses incurred as a result of or arising from the prosecution of such Historical Claim, and (iii) if and to the extent requested by CGI, assume (with the assistance of legal counsel reasonably acceptable to CGI) responsibility for the prosecution of such Historical Claim.
     (c) Any amounts recovered by CGI or Buyer as a result of the prosecution of any Historical Claim shall be for the benefit of Buyer.
9. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     9.1 Accuracy of Representations
     Except as contemplated or permitted by this Agreement, all of CGI’s and the Sellers’ representations and warranties in this Agreement must be accurate in all material respects as of the Closing Date. Notwithstanding the foregoing, those representations and warranties (a) expressly made as of a particular date must be accurate in all material respects as of that particular date and (b) qualified by the term “material” or containing terms such as “Material Adverse Effect” or “Material Adverse Change” shall be true and correct in all respects as of the Closing Date. Notwithstanding the foregoing, the representations and warranties of CGI and the Sellers set forth in Sections 3.3, 4.3, 5.3 and 6.3 shall be true and correct in all respects at the Closing.
     9.2 Sellers’ Performance
     (a) All of the covenants and obligations that CGI and the Sellers, or any of them, are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
     (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered.
     9.3 Consents
     Each of the Consents identified in Parts 3.2, 4.2, 5.2 and 6.2 of the Disclosure Letter must have been obtained and must be in full force and effect.
     9.4 CBS Warrants
     CS and CSII must have exercised the CBS Warrants and, as a result of such exercise, hold, and be the record and beneficial owners of, the CBS Warrant Shares prior to or at Closing.
     9.5 Ancillary Transactions
     Each of the Ancillary Transactions shall have been consummated or will be consummated concurrent with the Closing hereof.
     9.6 Offering
     The Offering shall have closed.
     9.7 Additional Purchase Documents
     CGI and the Sellers must have delivered to Buyer such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of CGI’s and the Sellers’ representations and warranties, (ii) evidencing the performance by CGI and the Sellers of, or the compliance by CGI and the Sellers with, any covenant or obligation required to be performed or complied with by CGI or any such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
     9.8 No Proceedings; No Orders
     There must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions. No Order (whether temporary, preliminary or permanent) shall be issued or entered that restrains, enjoins or otherwise prohibits consummation of the Contemplated Transactions.

     9.9 No Claim Regarding Stock Ownership or Sale Proceeds
     There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Shares, or (b) is entitled to all or any portion of the Purchase Price.
     9.10 No Prohibition
     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
10. CONDITIONS PRECEDENT TO CGI’S AND THE SELLERS’ OBLIGATION TO CLOSE
     CGI and the Sellers’ obligation to sell the Shares and to take the other actions required to be taken by CGI and the Sellers, or any of them, at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by CGI and the Sellers, in whole or in part):
     10.1 Accuracy of Representations
     All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date.
     10.2 Buyer’s Performance
     (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
     (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payment required to be made by Buyer pursuant to Section 2.4(d)(ii).
     10.3 Consents
     Each of the Consents identified in Subpart of Parts 3.2, 4.2, 5.2 and 6.2 of the Disclosure Letter must have been obtained and must be in full force and effect.
     10.4 Additional Documents
     Buyer must have delivered to CGI and the Sellers such other documents as CGI and the Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 10, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.
     10.5 No Injunction
     There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by the Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
11. INDEMNIFICATION; REMEDIES
     11.1 Survival; Right to Indemnification not Affected by Knowledge
     (a) The representations, warranties and covenants of the parties shall survive the Closing until the fifteen (15) month anniversary of the Closing Date; except for (i) the representations and warranties set forth in Sections 3.1(a) (Organization and Good Standing), 3.2(a) (Authority and Enforceability), 3.3 (Capitalization; Title to Shares), 4.1(a) (Organization and Good Standing), 4.2(a) (Authority and Enforceability), 4.3 (Capitalization; Title to Shares), 5.1(a) (Organization and Good Standing), 5.2(a) (Authority and Enforceability), 5.3 (Capitalization; Title to Shares), 6.1(a) (Organization and Good Standing), 6.2(a) (Authority and Enforceability) and 6.3 (Capitalization; Title to Shares), which representations and warranties shall survive the Closing until the expiration of the applicable statute of limitations, and (ii) the covenants set forth in Section 8.1 (Rights to Indemnification Under Historical Purchase Agreements), which covenants shall survive the Closing until the expiration of the applicable survival periods under such Historical Purchase Agreements (as applicable, the “Survival Period”). Nothing contained in the foregoing sentence shall prevent recovery under this Section 11 after the expiration of the Survival Period so long as the party making a claim or seeking recovery complies with the provisions of clause (x) and (y) of the following sentence. No party shall have any claim or right of recovery for any breach of a representation, warranty, covenant or agreement unless (x) written notice is given in good faith by that party to the other party of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported breach of the representation, warranty, covenant or agreement, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (y) such notice is given prior to the expiration of the Survival Period.
     (b) The right of any indemnified party to indemnification, payment of Damages or other remedy based on representations, warranties, covenants, and obligations of any indemnifying party will not be affected by any investigation conducted by such indemnified party with respect to, or any Knowledge acquired (or capable of being acquired) by such indemnified party at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation of such indemnifying party. The waiver by such indemnified party of any condition based on the accuracy of any representation or warranty of such indemnifying party, or on the performance of or compliance with any covenant or obligation by such indemnifying party, will not affect the right of such indemnified party to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.
     (c) From and after the Closing, the right of the parties hereto to demand and receive indemnification pursuant to this Section 11 shall be the sole and exclusive remedy exercisable by a party with respect to any claim arising out of or relating to this Agreement or the Contemplated Transactions, except for remedies based on fraud, willful misconduct or bad faith.
     11.2 Indemnification and Payment of Damages by CGI, CS and CSII
     (a) Indemnification and Payment of Damages. Subject to Section 11.2(b), CGI, CS and CSII will indemnify and hold harmless Buyer and its Representatives, stockholders, controlling persons, and Affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons, any and all Damages, arising, directly or indirectly, from or in connection with:
     (i) any Breach of any representation or warranty made by CGI, CS and CSII in Section 3 of this Agreement (giving effect to the Disclosure Letter), the Disclosure Letter or any other certificate or document delivered by CGI, CS and CSII pursuant to this Agreement;
     (ii) any Breach by CGI, CS and CSII of any covenant or obligation of CGI (as relates to CBS Personnel or the CBS Shares), CS and CSII in this Agreement; or
     (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either CGI, CS and CSII or any of CBS Personnel and its Subsidiaries (or any Person acting on their behalf) in connection with the sale of the CBS Shares.
          (b) Limitations. Notwithstanding anything to the contrary in Section 11.2(a), CGI, CS and CSII will have no liability (for indemnification or otherwise) with respect to the matters described in clause (i) or clause (ii) of Section 11.2(a) until the total of all Damages with respect to such matters exceeds $— [to be inserted: 1% of equity purchase price] (the “CBS Threshold Amount”), and then only for CGI’s Allocable Share of the amount by which such Damages exceed the CBS Threshold Amount, and the aggregate liability of CGI, CS and CSII to Buyer Indemnified Persons in respect of Section 11.2(a) shall not in any event exceed CGI’s Allocable Share of $— [to be inserted: 15% of equity purchase price] (the “CBS Indemnification Cap”); provided, however, that neither the CBS Threshold Amount nor the CBS Indemnification Cap shall apply to Damages to the extent arising from any Breach of any representation or warranty set forth in Sections 3.1(a), Section 3.2(a) or Section 3.3. In addition, with respect to Damages arising from the matters described in Clause (i), CGI, CS and CSII shall be obligated to pay to Buyer Indemnified Persons, and to indemnify or hold harmless Buyer Indemnified Persons for, in the aggregate, only that amount equal to the applicable CGI Allocable Share of such Damages.
     11.3 Indemnification and Payment of Damages by CGI and Crosman Partners
          (a) Indemnification and Payment of Damages. Subject to Section 11.3(b), CGI and Crosman Partners (collectively with the applicable minority stockholders identified on Schedule 2) will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons, any and all Damages arising, directly or indirectly, from or in connection with:
     (i) any Breach of any representation or warranty made by CGI and Crosman Partners in Section 4 of this Agreement (giving effect to the Disclosure Letter), the Disclosure Letter or any other certificate or document delivered by CGI and Crosman Partners pursuant to this Agreement;

     (ii) any Breach by CGI and Crosman Partners of any covenant or obligation of CGI (as relates to Crosman or the Crosman Shares) and Crosman Partners in this Agreement; or
     (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either CGI and Crosman Partners or any of Crosman and its Subsidiaries (or any Person acting on their behalf) in connection with the sale of the Crosman Shares.
          (b) Limitations. Notwithstanding anything to the contrary in Section 11.3(a), CGI and Crosman Partners will have no liability (for indemnification or otherwise) with respect to the matters described in clause (i) or clause (ii) of Section 11.3(a) until the total of all Damages with respect to such matters exceeds $— [to be inserted: 1% of equity purchase price] (the “Crosman Threshold Amount”), and then only for CGI’s Allocable Share of the amount by which such Damages exceed the Crosman Threshold Amount, and the aggregate liability of Crosman to Buyer Indemnified Persons in respect of this Section 11.3(a) shall not in any event exceed CGI’s Allocable Share of $— [to be inserted: 15% of equity purchase price] (the “Crosman Indemnification Cap”); provided, however, that neither the Crosman Threshold Amount nor the Crosman Indemnification Cap shall apply to Damages to the extent arising from any Breach of any representation or warranty set forth in Sections 4.1(a), Section 4.2(a) or Section 4.3. In addition, with respect to Damages arising from the matters described in Clause (i), CGI and Crosman Partners shall be obligated to pay to Buyer Indemnified Persons, and to indemnify or hold harmless Buyer Indemnified Persons for, in the aggregate, only that amount equal to the applicable CGI Allocable Share of such Damages.
     11.4 Indemnification and Payment of Damages by CGI and Advanced Partners
          (a) Indemnification and Payment of Damages. Subject to Section 11.4(b), CGI and Advanced Partners (collectively with the applicable minority stockholders identified on Schedule 2) will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons, any and all Damages arising, directly or indirectly, from or in connection with:
     (i) any Breach of any representation or warranty made by CGI and Advanced Partners in Section 5 of this Agreement (giving effect to the Disclosure Letter), the Disclosure Letter or any other certificate or document delivered by CGI and Advanced Partners pursuant to this Agreement;
     (ii) any Breach by CGI and Advanced Partners of any covenant or obligation of CGI (as relates to Advanced Circuits or the Advanced Circuits Shares) and Advanced Partners in this Agreement;
     (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either CGI and Advanced Partners or any of Advanced Circuits and its Subsidiaries (or any Person acting on their behalf) in connection with the sale of the Advanced Circuits Shares; or
     (iv) (A) any breach by Advanced Partners or Advanced Circuits of any representation, warranty, covenant or obligation of Advanced Partners or Advanced Circuits under the ACI Purchase Agreement or (B) a failure by Advanced Partners or Advanced Circuits to perform any obligation under the ACI Purchase Agreement that was required to be performed by Advanced Partners or Advanced Circuits after the date of the closing of the transactions contemplated therein through the Closing hereof.
          (b) Limitations. Notwithstanding anything to the contrary in Section 11.4(a), CGI and Advanced Partners will have no liability (for indemnification or otherwise) with respect to the matters described in clause (i), clause (ii) or clause (iv) of Section 11.4(a) until the total of all Damages with respect to such matters exceeds $— [to be inserted: 1% of equity purchase price] (the “Advanced Circuits Threshold Amount”), and then only for CGI’s Allocable Share of the amount by which such Damages exceed the Advanced Circuits Threshold Amount, and the aggregate liability of CGI and Advanced Partners to Buyer Indemnified Persons in respect of this Section 11.4(a) shall not in any event exceed CGI’s Allocable Share of $— [to be inserted: 15% of equity purchase price] (the “Advanced Circuits Indemnification Cap”); provided, however, that neither the Advanced Circuits Threshold Amount nor the Advanced Circuits Indemnification Cap shall apply to Damages to the extent arising from any Breach of any representation or warranty set forth in Sections 5.1(a), Section 5.2(a) or Section 5.3. In addition, with respect to Damages arising from the matters described in Clauses (i) and (iv), CGI and Crosman Partners shall be obligated to pay to Buyer Indemnified Persons, and to indemnify or hold harmless Buyer Indemnified Persons for, in the aggregate, only that amount equal to the applicable CGI Allocable Share of such Damages.
     11.5 Indemnification and Payment of Damages by CGI and Silvue Partners
          (a) Indemnification and Payment of Damages. Subject to Section 11.5(b), CGI and Silvue Partners (collectively with the applicable minority stockholders identified on Schedule 2) will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons, any and all Damages arising, directly or indirectly, from or in connection with:
     (i) any Breach of any representation or warranty made by CGI and Silvue Partners in Section 6 of this Agreement (giving effect to the Disclosure Letter), the Disclosure Letter or any other certificate or document delivered by CGI and Silvue Partners pursuant to this Agreement;
     (ii) any Breach by CGI and Silvue Partners of any covenant or obligation of CGI (as relates to Silvue or the Silvue Shares) and Silvue Partners in this Agreement;
     (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either CGI and Silvue Partners or any of Silvue and its Subsidiaries (or any Person acting on their behalf) in connection the sale of the Silvue Shares; or
     (iv) (A) any breach by Silvue Partners or Silvue of any representation, warranty, covenant or obligation of Silvue Partners or Silvue under the Silvue Purchase Agreement or (B) a failure by Silvue Partners or Silvue to perform any obligation under the Silvue Purchase Agreement that was required to be performed by Silvue Partners or Silvue after the date of the closing of the transactions contemplated therein through the Closing hereof.
          (b) Limitations. Notwithstanding anything to the contrary in Section 11.5(a), CGI and Silvue Partners will have no liability (for indemnification or otherwise) with respect to the matters described in clause (i), clause (ii) or clause (iv) of Section 11.5(a) until the total of all Damages with respect to such matters exceeds $— [to be inserted: 1% of equity purchase price] (the “Silvue Threshold Amount”), and then only for CGI’s Allocable Share of the amount by which such Damages exceed the Silvue Threshold Amount, and the aggregate liability of CGI and Silvue Partners to Buyer Indemnified Persons in respect of this Section 11.5(a) shall not in any event exceed CGI’s Allocable Share of $— [to be inserted: 15% of equity purchase price] (the “Silvue Indemnification Cap”); provided, however, that neither the Silvue Threshold Amount nor the Silvue Indemnification Cap shall apply to Damages to the extent arising from any Breach of any representation or warranty set forth in Sections 6.1(a), Section 6.2(a) or Section 6.3. In addition, with respect to Damages arising from the matters described in Clauses (i) and (iv), CGI and Silvue Partners shall be obligated to pay to Buyer Indemnified Persons, and to indemnify or hold harmless Buyer Indemnified Persons for, in the aggregate, only that amount equal to the applicable CGI Allocable Share of such Damages. The parties further agree that Buyer shall take no action to change the composition of the board of directors of SDC Technologies, Inc. for no less than 180 days following the Closing without the approval of CGI and Silvue Partners.
     11.6 Indemnification and Payment of Damages by Buyer
          (a) Indemnification and Payment of Damages. Buyer will indemnify and hold harmless CGI and the Sellers, and will pay to CGI and the Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
          (b) Crosman Guaranty. Buyer will indemnify and hold harmless CGI and Crosman Partners, and will pay to CGI and Crosman Partners, the amount of any Damages arising, directly or indirectly, from or in connection with the Crosman Guaranty.
          (c) Limitations on Amount. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of this Section until the total of all Damages with respect to such matters exceeds $— (the “Buyer Threshold Amount”), and then only for the amount by which such Damages exceed the Buyer Threshold Amount. Notwithstanding anything to the contrary in this Agreement, the Buyer’s aggregate liability to Seller under this Agreement shall not in any event exceed $— (the “Buyer Indemnification Cap”); provided, however, that neither the Buyer Threshold Amount nor the Buyer Indemnification Cap shall apply to Damages to the extent arising from any Breach of any representation or warranty set forth in Section 7.2(a).
     11.7 Procedure for Indemnification—Third Party Claims
          (a) Promptly after receipt by an indemnified party under Sections 11.2, 11.3, 11.4, 11.5 or 11.6 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.
          (b) If any Proceeding referred to in Section 11.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or

(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. Pending a final and binding determination of any such Proceeding, upon giving notice thereof to the indemnifying party, the indemnified party shall be entitled to set off any amount to which it may be entitled under this Section 11 against amounts otherwise payable or distributable by the indemnified party to the indemnifying party including amounts distributable in respect of equity securities directly or indirectly owned by such indemnified party (such as in respect of trust shares of Compass Diversified Trust). If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
          (d) CGI and the Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.
          (e) Upon final determination of Damages owing to Buyer hereunder in respect of:
     (i) CBS, CGI and Buyer shall promptly deliver joint written notice of such finally determined Damages to each Person identified on Schedule 2 hereto as a minority stockholder of the shares of capital stock in CBS;
     (ii) Crosman, CGI and Buyer shall promptly deliver joint written notice of such finally determined Damages to each Person identified on Schedule 2 hereto as a minority stockholder of the shares of capital stock in Crosman;

     (iii) Advanced Circuits, CGI and Buyer shall promptly deliver joint written notice of such finally determined Damages to each Person identified on Schedule 2 hereto as a minority stockholder of the shares of capital stock in Advanced Circuits; and
     (iv) Silvue, CGI and Buyer shall promptly deliver joint written notice of such finally determined Damages to each Person identified on Schedule 2 hereto as a minority stockholder of the shares of capital stock in Silvue.
     11.8 Procedure for Indemnification—Other Claims
     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. Upon receipt of such notice, the indemnifying party shall have 30 days to object to such claim for indemnification by delivery of a written notice of such objection to the indemnified party specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the claim for indemnification by the indemnifying party and such claim shall be paid by the indemnifying party. If an objection is timely made by the indemnifying party, then the indemnifying party and the indemnified party shall negotiate in good faith to resolve any such dispute.
12. GENERAL PROVISIONS
     12.1 Expenses
     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay one-half and CGI and the Sellers, collectively, will pay one-half of the HSR Act filing fee.
     12.2 Notices
     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to CGI or the Sellers:	Compass Group Investments, Inc. c/o Compass Group International LLC Sixty One Wilton Road, Second Floor Westport, Connecticut 06880 Attention: I. Joseph Massoud Facsimile No.: (203) 221-8253

with a copy to:	Squire, Sanders & Dempsey L.L.P. 312 Walnut Street, Suite 3500 Cincinnati, Ohio 45202 Attention: Stephen C. Mahon, Esq. Facsimile No.: (513) 361-1201

If to Buyer:	Compass Group Diversified Holdings LLC Sixty One Wilton Road, Second Floor Westport, Connecticut 06880 Attention: I. Joseph Massoud Facsimile No.: (203) 221-8253

with a copy to:	Sutherland Asbill & Brennan LLP 1275 Pennsylvania Avenue, NW Washington, DC 20004-2415 Attention: — Facsimile No.: —
     12.3 Further Assurances
     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     12.4 Waiver
     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     12.5 Entire Agreement and Modification; Disclaimer of Representations
     (a) This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     (b) Except as expressly set forth in this Agreement, neither CGI nor any Seller makes any representation or warranty, express or implied, at law or in equity, in respect of the Shares or the Acquired Companies or their Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.
     12.6 Assignments, Successors, and no Third-Party Rights
     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any of its Affiliates. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     12.7 Severability
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     12.8 Section Headings; Construction
     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     12.9 Time of Essence
     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     12.10 Governing Law
     This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles thereof.
     12.11 Counterparts
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER: COMPASS GROUP DIVERSIFIED HOLDINGS LLC
By: _________________________
Name: _______________________
Title: ________________________

CGI AND THE SELLERS:
COMPASS GROUP INVESTMENTS, INC.	COMPASS CROSMAN PARTNERS, L.P.

By: _________________________	By: _________________________
Name: _______________________	Name: _______________________
Title: ________________________	Title: ________________________

COMPASS CS PARTNERS, L.P.	COMPASS ADVANCED PARTNERS, L.P.

By: _________________________	By: _________________________
Name: _______________________	Name: _______________________
Title: ________________________	Title: ________________________

COMPASS CS II PARTNERS, L.P.	COMPASS SILVUE PARTNERS, LP

By: _________________________	By: _________________________
Name: _______________________	Name: _______________________
Title: ________________________	Title: ________________________

SCHEDULE 1
APPLICABLE PERCENTAGES

Pre-Adjustment
		Pre-Adjustment		Aggregate Ancillary	Pre-Adjustment
Acquired	Buyer's Allocable	Purchase		Purchase	Total Purchase		CGI’s Allocable
Company	Percentage[1]	Price[2]		Price[3]	Price		Share
			(a)	(b)		(c)= (a) + (b)	(d) = (a) ÷ (c)
CBS Personnel	[97.9%]	$	[65,389,906]	$0	$	[65,389,906]	[100.0%]
Crosman	[75.4%]	$	[25,038,978]	$ [399,066]	$	[25,437,984]	[98.4315%]
Advanced Circuits	[70.2%]	$	[32,233,723]	$ [1,895,755]	$	[34,129,478]	[94.4454%]
Silvue	[73.0%]	$	[23,424,449]	$ [1,354,218]	$	[24,778,667]	[94.5347%]
Total		$	[146,087,056]

[1]	Represents Buyer’s primary ownership percentage of each Acquired Company immediately after consummation of the Closing and of the closing of all Ancillary Transactions.

[2]	In each case other than CBS Personnel, the purchase price (pre-adjustment) to be paid by Buyer to CGI and the applicable Sellers for the applicable Shares. In the case of CBS Personnel, this number includes the redemption proceeds to be paid by CBS Personnel to CGI and Compass CS for shares held by Compass CS that are to be redeemed as part of the Ancillary Transactions.

[3]	In each case other than CBS Personnel, the aggregate purchase price (pre-adjustment) to be paid by Buyer to the applicable minority stockholders as part of the Ancillary Transactions. In the case of CBS Personnel, this number is the aggregate redemption proceeds to be paid by CBS Personnel to shareholders other than Compass CS for shares held by such shareholders that are to be redeemed as part of the Ancillary Transactions.

SCHEDULE 2
SELLING MINORITY STOCKHOLDERS

Name of Stockholder	Acquired Company	Number of Shares	Class of Shares

[to be inserted]

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EXHIBIT A
PURCHASE AND SALE AGREEMENT
     This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of [___], 2006, is made and entered into by and between Compass Group Diversified Holdings LLC, a Delaware limited liability company (“Purchaser”), and [___], a(n) [___] (“Seller”).
     WHEREAS, Seller is the record and beneficial owner and holder of [___] shares of [___] (the “Shares”) of [___], a Delaware corporation (the “Acquired Company”);
     WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of even date herewith, by and among Purchaser, Compass Group Investments, Inc., Compass CS Partners, L.P., Compass CS II Partners, L.P., Compass Crosman Partners, L.P., Compass Advanced Partners, L.P. and Compass Silvue Partners, LP (the “CGI Purchase Agreement”), Purchaser is acquiring a majority interest in the Acquired Company, the consummation of which is conditioned upon, among other things, the consummation of the transactions contemplated by this Agreement; and
     WHEREAS, Purchaser desires to purchase the Shares owned by Seller, and Seller desires to sell the Shares to Purchaser, pursuant to the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to them in the CGI Purchase Agreement.
     2. Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, Seller hereby sells and transfers the Shares to Purchaser, and Purchaser hereby purchases the Shares from Seller, for an aggregate purchase price of $[___] (the “Share Purchase Price”), which Purchase Price is comprised of [$___] (the “Pre-Adjustment Share Purchase Price”) [plus/minus] [$___] (the “Adjustment Amount”), which Adjustment Amount represents Seller’s allocable share of the Purchase Price Adjustment, if any, attributable to the Acquired Company and determined pursuant to the CGI Purchase Agreement.
     3. Condition to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated by this Agreement shall be conditioned upon and subject to the consummation of the transactions contemplated by the CGI Purchase Agreement.
     4. Closing Deliveries.
          (a) Seller hereby delivers to Purchaser certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Purchaser; and
          (b) Purchaser hereby delivers to Seller the Purchase Price, by wire transfer of immediately available funds to such account or accounts as specified by Seller.
     5. Seller Representations and Warranties. Seller represents and warrants to Purchaser as follows:

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          (a) Seller is the record and beneficial owner of the Shares, and holds title to the Shares free and clear of any liens or encumbrances;
          (b) Seller has all the requisite legal authority required to execute and deliver this Agreement and to perform Seller’s obligations hereunder; and
          (c) This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.
     6. Purchaser Representations and Warranties. Purchaser represents and warrants to Seller as follows:
          (a) Purchaser has all the requisite legal authority required to execute and deliver this Agreement and to perform its obligations hereunder; and
          (b) This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.
     7. Further Assurances.
          (a) From time to time, without additional consideration, each party hereto will execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and to provide the other party with the intended benefits of this Agreement.
          (b) Seller hereby acknowledges that, pursuant to the CGI Purchase Agreement, CGI and the other parties thereto who are selling shares of the Acquired Company to Purchaser are obligated to indemnify Purchaser for CGI’s Allocable Share of certain Damages relating to the Acquired Company, which Damages may arise, largely if not wholly, from breaches by CGI and such seller parties of their representations and warranties under the CGI Purchase Agreement as relate to the Acquired Company, and that CGI and the Purchaser are required to promptly give joint written notice of any such Damages to Seller. Seller hereby agrees to pay to Purchaser, by wire transfer of immediately available funds to such account as is specified by Purchaser, promptly upon receipt of such joint written notice, its allocable share of such Damages, which allocable share shall be equal to that amount which is derived by multiplying such Damages (as finally determined by CGI and Purchaser under the CGI Purchase Agreement) by [___]%4.
     8. Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, shall confer unto any person other than the parties hereto or their respective successors and assigns any right, obligation, remedy or benefit hereunder.
     9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles.

[4]	Note: This percentage will be derived by dividing the Pre-Adjustment Share Purchase Price by the aggregate of the “pre-adjustment total purchase price” indicated for the applicable Acquired Company in Schedule 1 to the CGI Purchase Agreement.

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     10. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
     11. Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed on its behalf as of the date first written above.
Purchaser:
COMPASS GROUP DIVERSIFIED HOLDINGS, LLC,
as Purchaser
By: _________________________
Name: _______________________
Title: ________________________
Seller:
____________________________

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EXHIBIT B
Illustrative Example of Calculation of Purchase Price
Pursuant to Section 2.2 of the Stock Purchase Agreement

	CBS		Advanced
	Personnel	Crosman	Circuits	Silvue

Total enterprise value	$129,600,000	$79,900,000	$86,445,000	$44,100,000
Less debt & capital leases to be repaid (a)	(31,949,193)	(45,192,000)	(48,625,000)	(13,902,850)
Less debt & capital leases to be assumed (a)	—	(171,000)	—
+/- working capital adjustment (b)	(1,583,802)	(2,019,000)	2,347,479	1,598,802
Less prepayment penalty	(400,000)	—	—	(60,000)
Plus mgmt & director note repayment (a)	300,000	1,235,838	8,422,358	—
Plus option & warrant proceeds	6,515,114	—	—	180,933
Less preferred equity value (a)	—	—	—	(8,671,621)

Proceeds to common equity	102,482,119	33,753,838	48,589,838	23,245,264

F.D. shares outstanding	8,037,494	577,360	1,329,729	43,050
Purchase price per share	$12.7505	$58.4624	$36.5412	$539.9597
CGI shares (purchased)	4,303,382	428,292	882,120	28,139
Purchase proceeds	54,870,272	N/A	N/A	N/A
CGI shares (redeemed)	825,037	N/A	N/A	N/A
Redemption proceeds	10,519,634	N/A	N/A	N/A
CGI common equity proceeds	$65,389,906	$25,038,978	$32,233,723	$15,193,926
Plus CGI preferred equity value (a)	—	—	—	8,230,523

CGI net proceeds	65,389,906	25,038,978	32,233,723	23,424,449

(a)	Projected as of 3/31/06. Actual amounts at Closing will not exceed, respectively, $___, $___, $___and $___.

(b)	Projected as of 3/31/06. Actual amounts will vary and will be calculated pursuant to Section 2.5 of the Stock Purchase Agreement.
Acknowledged and agreed to by each of the undersigned, and certified as to by CGI and the Sellers as of ___, 2006:

Compass Group Investments, Inc.	Compass Crosman Partners, L.P.

By:	By:

Compass CS Partners, L.P.	Compass Advanced Partners, L.P.

By:	By:

Compass CS II Partners, L.P.	Compass Silvue Partners, LP

By:	By:

Compass Group Diversified Holdings LLC

By:

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